UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
GERBER SCIENTIFIC, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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August 19, 2010

Dear fellow shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Gerber Scientific, Inc., which will be held at 2:30 p.m., local time, on Thursday, September 23, 2010, at our corporate headquarters in South Windsor, Connecticut. The Notice of Annual Meeting of Shareholders and Proxy Statement that accompany this letter describe the matters to be voted on at the meeting. In addition, our management will make a presentation on operating results for fiscal 2010 and recent developments affecting the company. We hope you will be able to attend and participate in the meeting.

This year, your bank or broker will not be permitted to vote on your behalf on the election of directors unless you provide specific instructions by completing and returning the enclosed proxy card or following the instructions provided to you to submit your proxy by telephone or through the Internet. For your vote to be counted, you will need to communicate your voting decision to your bank or broker before the date of the Annual Meeting.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. As a shareholder of record, you may vote your shares by submitting your proxy by proxy card, over the Internet or by telephone. You may also vote your shares in person at the Annual Meeting.

On behalf of your Board of Directors, I would like to thank you for your continued support and interest in Gerber.

Sincerely,

Marc T. Giles
President and Chief Executive Officer

GERBER SCIENTIFIC, INC.
83 GERBER ROAD WEST
SOUTH WINDSOR, CONNECTICUT 06074

Notice of Annual Meeting of Shareholders
to be held on September 23, 2010 at 2:30 p.m.

The 2010 Annual Meeting of Shareholders of Gerber Scientific, Inc. (“Gerber”) will be held on Thursday, September 23, 2010, at 2:30 p.m., local time, at Gerber’s corporate headquarters, 83 Gerber Road West, South Windsor, Connecticut. The Annual Meeting has been called for the following purposes:

1. to consider and vote upon the election of the nine nominees to the Board of Directors named in the accompanying Proxy Statement;

2. to consider and vote upon the ratification of the appointment of PricewaterhouseCoopers LLP as Gerber’s independent registered public accounting firm for fiscal 2011; and

3. to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on July 30, 2010 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. If you wish to vote without attending the Annual Meeting, you should complete, sign, date and promptly return the enclosed proxy card in the postage-paid envelope that we have included for your convenience. Alternatively, you may submit your proxy through the Internet or by telephone as indicated on the enclosed proxy card. No postage is required if you mail your proxy in the United States. Even if you plan to attend the Annual Meeting, we would appreciate receiving your voting instructions before that date. Submitting your proxy card or your proxy through the Internet or by telephone before the Annual Meeting will not preclude you from voting in person at the Annual Meeting if you should decide to attend.

All shareholders are invited to attend the Annual Meeting. No ticket is required for admittance. If you have any questions regarding this Notice of Annual Meeting or if you have special needs which require assistance, please call us at 1-800-811-4707, extension 8206, and we will be happy to assist you.

By Order of the Board of Directors,

William V. Grickis, Jr.
Secretary

South Windsor, Connecticut
August 19, 2010

GERBER SCIENTIFIC, INC.
83 GERBER ROAD WEST
SOUTH WINDSOR, CONNECTICUT 06074

Annual Meeting of Shareholders
to be held on September 23, 2010 at 2:30 p.m.

PROXY STATEMENT

GENERAL INFORMATION

Gerber Scientific, Inc. is furnishing this Proxy Statement in connection with the solicitation of proxies by Gerber’s Board of Directors, or the “Board,” for use at the 2010 Annual Meeting of Shareholders to be held on Thursday, September 23, 2010, at 2:30 p.m., local time, at Gerber’s corporate headquarters, 83 Gerber Road West, South Windsor, Connecticut, 06074. For your convenience, we have included directions to our corporate headquarters in Appendix A to this Proxy Statement.

This Proxy Statement and the enclosed proxy card are first being mailed to Gerber’s shareholders on or about August 19, 2010.

The Annual Meeting has been called for shareholders (1) to consider and vote upon the election of nine nominees to the Board named in this Proxy Statement, (2) to consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as Gerber’s independent registered public accounting firm for fiscal 2011, and (3) to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Important Notice Regarding Voting for Directors

If you hold your shares through a broker, bank or other financial institution, the SEC has approved a New York Stock Exchange rule that changes the manner in which your vote on the election of Directors will be handled at our Annual Meeting.

Shareholders who hold Gerber shares through a broker, bank or other institution receive instructions on how to vote their shares before each shareholder meeting. In the past, if you did not follow the instructions provided to you to submit your proxy before the meeting, your broker was allowed to vote on your behalf on the election of Directors and other matters considered to be routine.

This year, your bank or broker will not be permitted to vote on your behalf on the election of Directors unless you provide specific voting instructions. For your vote to be counted, you will need to communicate your voting decision to your bank or broker before the date of the Annual Meeting or obtain a legal proxy to vote your shares at the Annual Meeting.

Voting Procedures

Q:	What shares owned by me may be voted?

A:	You may only vote the shares of Gerber’s common stock owned by you as of the close of business on July 30, 2010, which is the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. These shares include the following:

• shares of common stock held directly in your name as the shareholder of record; and

• shares of common stock held for you, as the beneficial owner, through a broker, bank or other nominee.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most of Gerber’s shareholders hold their shares through a broker, bank or other nominee, rather than directly in their own names. There are important differences between shares held of record and shares owned beneficially.

If your shares are registered directly in your name with Gerber’s transfer agent, Computershare Investor Services, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you on behalf of Gerber. As the shareholder of record, you have the right to grant your voting proxy to the Gerber officers specified on the enclosed proxy card or to vote in person at the meeting. Gerber has enclosed a proxy card for you to use. Alternatively, you may submit your proxy through the Internet or by telephone as indicated on the enclosed proxy card.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares, which are said to be held in “street name,” and the proxy materials are being sent to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote. You are also invited to attend the meeting, but since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you receive a proxy from your broker or nominee. Your broker or nominee has enclosed a voting instruction card for you to use. If you wish to attend the meeting and vote in person, please mark the box on the voting instruction card received from your broker or nominee and return it to the broker or nominee so that you receive a legal proxy to present at the meeting.

Q:	How may I vote my shares at the meeting?

A:	You may vote shares held directly in your name as the shareholder of record in person at the Annual Meeting. If you choose to vote in person at the Annual Meeting, please bring the enclosed proxy card and proof of identification with you to the meeting. You may vote shares that you beneficially own if you receive and present at the meeting a proxy from your broker or nominee, together with proof of identification. Even if you plan to attend the Annual Meeting, Gerber recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How may I vote my shares without attending the meeting?

A:	Whether you hold shares directly as the shareholder of record or as the beneficial owner of shares held in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. If you are a shareholder of record, you may vote without attending the meeting as follows:

• By Internet — If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card.

• By Telephone — You may submit your proxy by following the “Vote by Telephone” instructions on the proxy card.

• By Mail — You may vote by marking, dating and signing your proxy card and mailing it in the enclosed, self-addressed, postage prepaid envelope. No postage is required if the proxy is mailed in the United States.

Shares of common stock that are represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting according to the instructions indicated in the proxy. If no instructions are indicated, the shares will be voted FOR approval of each proposal listed on the proxy card. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. The Board is not aware of any other matters that are likely to be brought before the Annual Meeting. If other matters are properly brought before the meeting, including a proposal to adjourn the Annual Meeting to permit the solicitation of additional proxies in the event that one or more proposals have not been approved by a sufficient number of votes at the time of the Annual Meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

If you are a beneficial owner of common stock, please refer to the voting instruction card included by your broker or nominee for applicable voting procedures.

Internet and telephone submission of proxies and voting instructions may be communicated 24 hours a day, and if you use one of those methods, you do not need to return a proxy or voting instruction card. Unless you are planning to vote at the meeting in person, your proxy or voting instructions must be received by 11:59 p.m., Eastern Time, on September 22, 2010, or as you are otherwise instructed by your broker or nominee.

Q:	How may I revoke a proxy?

A:	A proxy submitted by Internet or telephone may be revoked by executing a later-dated proxy card, by subsequently submitting a new proxy through the Internet or by telephone, or by attending the Annual Meeting and voting in person. A shareholder executing a proxy card also may revoke the proxy at any time before it is exercised by giving written notice revoking the proxy to Gerber’s Corporate Secretary, by subsequently submitting another proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not automatically revoke a shareholder’s proxy. All written notices of revocation or other communications with respect to revocation of proxies submitted by proxy card should be addressed to Gerber Scientific, Inc., 83 Gerber Road West, South Windsor, Connecticut 06074, Attention: Corporate Secretary.

Q:	How does the Board recommend that I vote on the proposal to elect the nine nominees to the Board named in this Proxy Statement?

A:	The Board unanimously recommends that shareholders vote FOR this proposal at the Annual Meeting.

Q:	How does the Board recommend that I vote on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as Gerber’s registered independent public accounting firm for fiscal 2011?

A:	The Board unanimously recommends that shareholders vote FOR this proposal at the Annual Meeting.

Q:	What is the quorum required for the Annual Meeting?

A:	A majority of the votes of common stock entitled to be cast at the Annual Meeting on any matter and present in person or by proxy at the Annual Meeting will constitute a quorum for action on that matter at the meeting. Holders of record of the common stock on July 30, 2010 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement of the meeting. As of the record date, 25,127,426 shares of common stock were outstanding.

Q:	How are votes counted?

A:	Each holder of common stock is entitled to one vote at the Annual Meeting on each matter to come before the meeting, including the election of Directors, for each share held by such shareholder as of the record date. Votes cast in person at the Annual Meeting or by proxy will be tabulated by the inspector of election appointed for the Annual Meeting, who will determine whether a quorum is present. Abstentions and any broker non-votes will be counted for determining the presence of a quorum.

Q:	What vote is required to elect the nominees to the Board named in this Proxy Statement?

A:	Assuming a quorum is present, individual Director nominees are elected by a plurality of the votes cast at the meeting. Accordingly, the Directorships to be filled at the Annual Meeting will be filled by the nominees receiving the highest number of votes. In the election of Directors, votes may be cast for or withheld with respect to any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Q:	What vote is required to ratify the appointment of PricewaterhouseCoopers LLP as Gerber’s independent registered public accounting firm?

A:	Assuming a quorum is present, the appointment of PricewaterhouseCoopers LLP as Gerber’s independent registered public accounting firm will be ratified if the votes cast in favor of ratification exceed the votes cast in opposition to ratification at the Annual Meeting. Abstentions, if any, and broker non-votes will have no effect on the outcome of this proposal.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	This means your shares likely are registered in different forms or are registered in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the Annual Meeting?

A:	Gerber will announce preliminary voting results at the Annual Meeting and will report the voting results for each proposal on a current report on Form 8-K filed with the SEC.

Annual Report to Shareholders

A copy of Gerber’s annual report to shareholders for the 2010 fiscal year accompanies this Proxy Statement. Gerber has filed an annual report on Form 10-K for fiscal year 2010 with the SEC, which forms a part of the 2010 annual report to shareholders. Shareholders separately may obtain, free of charge, a copy of the 2010 Form 10-K, without exhibits, by writing to Gerber Scientific, Inc., 83 Gerber Road West, South Windsor, Connecticut 06074, Attention: Corporate Secretary. The 2010 Form 10-K is also available through Gerber’s website at www.gerberscientific.com. The annual report to shareholders and the 2010 Form 10-K are not proxy soliciting materials.

Proxy Solicitation

Gerber will pay the cost of this proxy solicitation. In addition to the solicitation of proxies by use of the mails, officers and other employees of Gerber and its subsidiaries may solicit proxies by personal interview, telephone, facsimile, e-mail and telegram. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. Gerber will make arrangements with brokerage firms, banks, custodians, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. Gerber will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such materials. Gerber will use the services of Georgeson Inc. to aid in the solicitation of proxies at a fee of $11,500 plus reimbursement of out-of-pocket expenses. The total cost to Gerber of such solicitation is not expected to exceed $20,000. Gerber has agreed to indemnify Georgeson Inc. against any losses, claims, damages, liabilities or expenses such firm may incur in providing these services.

A list of shareholders entitled to notice of the Annual Meeting will be open to the examination of any shareholder during regular business hours beginning on August 19, 2010 at Gerber’s corporate headquarters, 83 Gerber Road West, South Windsor, Connecticut, and at the time and place of the Annual Meeting during the whole time of the Annual Meeting.

Delivery of Annual Meeting Documents

In accordance with SEC rules, we intend to send a single annual report to shareholders and Proxy Statement to any household where two or more shareholders reside unless we have received contrary instructions from the shareholders. This practice eliminates unnecessary mailings delivered to your home and helps to reduce Gerber’s expenses. Each shareholder will continue to receive a separate proxy card.

If your household receives a single set of Annual Meeting documents for this year, and you would prefer to receive the duplicate copy, please contact the Corporate Secretary, either by calling (860) 644-1551 or by writing to the Corporate Secretary, care of Gerber Scientific, Inc., 83 Gerber Road West, South Windsor, Connecticut 06074. Gerber will provide you with a duplicate copy promptly. If you share an address with another shareholder of Gerber and you would prefer to receive a separate set of Annual Meeting documents in the future, or both of you would prefer to receive only a single set of Gerber’s Annual Meeting documents, please contact the Corporate Secretary at the telephone number or address above.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be Held on September 23, 2010: This Proxy Statement and our 2010 Annual Report to Shareholders are available at www.gerberscientific.com/investors/annuals.htm.

SECURITY OWNERSHIP

The following tables present information regarding beneficial ownership of Gerber’s common stock as of June 30, 2010. This information has been presented in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock as of any date includes any shares of that class as to which a person, directly or indirectly, has or shares voting power or investment power as of that date and also any shares as to which a person has the right to acquire sole or shared voting or investment power as of or within 60 days after that date through the exercise of any stock option, warrant or other right, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities. Information with respect to persons other than the holders listed in the tables below that share beneficial ownership with respect to the securities shown is set forth following the applicable table.

There were 25,127,755 shares of common stock outstanding as of June 30, 2010.

Principal Shareholders

The following table presents, as of June 30, 2010, information based upon Gerber’s records and filings with the SEC regarding each person, other than a Director, Director nominee or executive officer of Gerber, known to Gerber to be the beneficial owner of more than 5% of the common stock:

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Class (%)

Mario J. Gabelli and affiliates	2,106,133	8.4
One Corporate Center
Rye, New York 10580
Zesiger Capital Group LLC	2,065,400	8.2
320 Park Ave. 30th Floor,
New York, New York 10022
Dimensional Fund Advisors LP	1,858,807	7.4
1299 Ocean Avenue
Santa Monica, California 90401
Barclays Global Investors, NA	1,851,697	7.4
45 Fremont Street
San Francisco, California 94105
Royce & Associates, LLC	1,751,500	7.0
1414 Avenue of the Americas
New York, New York 10019
Barington Companies Equity Partners, L.P. and others	1,336,094	5.3
888 Seventh Avenue, 17th Floor
New York, New York 10019

The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after that date, by the sum of the number of shares outstanding as of that date plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after that date. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

The information concerning Mario J. Gabelli and affiliates is based upon a Schedule 13D/A filed with the SEC on July 9, 2010. In addition to Mr. Gabelli, each of the following entities that Mr. Gabelli controls or for which he acts as chief investment officer is a reporting person on the Schedule 13D/A: GGCP, Inc.; GAMCO Investors, Inc.; Gabelli Funds, LLC; GAMCO Asset Management, Inc.; and Teton Advisors, Inc.. According to the Schedule 13D/A, as of June 30, 2010, Gabelli Funds, LLC had beneficial ownership of 567,700 of the reported shares, GAMCO Investors, Inc. had beneficial ownership of 1,318,663 of the reported shares and Teton Advisers, Inc. had beneficial ownership of 219,770 of the reported shares. Mr. Gabelli is deemed to have beneficial ownership of the shares owned beneficially by each of the foregoing entities. GAMCO Investors, Inc. and GGCP, Inc. are deemed to have beneficial ownership of the shares owned beneficially by each of the foregoing reporting persons other than Mr. Gabelli. Each of the reporting persons discloses that it has sole voting and investment power with respect to the securities it beneficially owns, except that: (1) GAMCO Investors, Inc. does not have voting power over 13,000 of the reported shares; (2) in some circumstances, the proxy voting committee of each fund for which Gabelli Funds, LLC provides managed account services may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund; and (3) the power of Mr. Gabelli, GAMCO Investors, Inc. and GGCP, Inc. to vote and invest the share is indirect with respect to shares beneficially owned by the other reporting persons.

The information concerning Zesiger Capital Group LLC is based upon an amendment to Schedule 13G filed with the SEC on February 10, 2010. Zesiger Capital Group LLC reports that it has sole voting power with respect to 1,588,000 of the reported shares and sole investment power with respect to all of the reported shares. Zesiger Capital Group LLC disclaims beneficial ownership of such shares on the basis that such shares are held in discretionary accounts that it manages.

The information concerning Dimensional Fund Advisors LP is based upon an amendment to Schedule 13G filed with the SEC on February 8, 2010. Dimensional Fund Advisors LP reports that it is an investment adviser registered under the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts, or the “Funds.” Dimensional Fund Advisors LP reports that, in its role as investment adviser or manager, neither Dimensional Fund Advisors LP nor any of its subsidiaries possesses investment or voting power over the reported shares held by the Funds, but that all of the shares shown are owned by the Funds. Dimensional Fund Advisors LP and its subsidiaries disclaim beneficial ownership of such shares.

The information concerning Barclays Global Investors, NA is based upon a Schedule 13G filed with the SEC on February 5, 2009. The shares of common stock shown as beneficially owned by Barclays Global Investors, NA include shares that are reported as held by the following entities in trust accounts for the economic benefit of the beneficiaries of those accounts: Barclays Global Investors, NA; Barclays Global Fund Advisors; Barclays Global Investors, Ltd.; Barclays Global Investors Japan Limited; Barclays Global Investors Canada Limited; Barclays Global Investors Australia Limited; and Barclays Global Investors (Deutschland) AG. Barclays Global Investors, NA reports that each of the foregoing entities has the sole voting and investment power with respect to the shares reported as held by that entity.

The information concerning Royce & Associates, LLC is based upon an amendment to Schedule 13G filed with the SEC on January 25, 2010. Royce & Associates, LLC reports that it has sole voting and investment power with respect to all of the reported shares.

The information concerning Barington Companies Equity Partners, L.P., or “Barington,” and others is based upon a Schedule 13D/A filed with the SEC on June 9, 2010. Of the shares of common stock shown, Barington beneficially owns 845,981 shares, which we refer to as the “Barington shares.” The reporting persons disclose that the Barington shares also may be deemed to be owned beneficially by the general partner of Barington, Barington Companies Investors, LLC, or “Investors”; the majority member of Investors, Barington Capital Group, L.P., or “Group”; the general partner of Group, LNA Capital Corp., or “LNA”; and James A. Mitarotonda, the sole stockholder and director of LNA. Barington, Investors, Group, LNA and Mr. Mitarotonda report that, by virtue of their respective positions, each of them may be deemed to have sole voting and investment power over the Barington shares, regardless of the fact that multiple persons within the same chain of ownership report sole voting and investment power with respect to such shares. Mr. Mitarotonda disclaims beneficial ownership of the Barington shares except to the extent of his pecuniary interest therein. Of the shares of common stock shown, ICS Opportunities, Ltd., or “ICS,” beneficially owns 490,113 shares, which we refer to as the “ICS shares.” The reporting persons disclose that the ICS shares also may be deemed to be owned beneficially by the investment manager to ICS, Millennium International Management LP, or

“International LP”; the general partner of International LP, Millennium International Management GP LLC, or “International GP”; the general partner of the 100% shareholder of ICS, Millennium Management LLC, or “Management LLC”; and the managing member of International GP and of Management LLC, Israel A. Englander. ICS reports that it holds shared power to vote and to dispose of the ICS shares. International LP, International GP, Management LLC and Mr. Englander report that they may be deemed to hold shared voting and investment power over the ICS shares. Mr. Englander disclaims beneficial ownership of the ICS shares except to the extent of his pecuniary interest therein.

Investment in Gerber by Directors and Executive Officers

The following table presents, as of June 30, 2010, information regarding the beneficial ownership of Gerber’s common stock by the following persons:

•	each Director;

•	each nominee to the Board;

•	the “named executive officers” of Gerber as set forth in the “Summary Compensation Table” below; and

•	all of Gerber’s Directors and executive officers as a group.

	Amount and Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership	Class (%)

Donald P. Aiken	65,109	*
Michael R. Elia	213,561	*
Thomas P. Finn	30,000	*
Marc T. Giles	605,095	2.4
John Hancock	193,521	*
Edward G. Jepsen	322,533	1.3
Rodney Larson	94,469	*
Randall D. Ledford	29,164	*
John R. Lord	44,164	*
James A. Mitarotonda	846,398	3.4
Javier Perez	19,167	*
Carole F. St. Mark	50,937	*
W. Jerry Vereen	54,678	*
All Directors and executive officers as a group (18 persons)	3,030,541	11.7

*	Less than one percent.

The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after that date, by the sum of the number of shares outstanding as of that date plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after that date. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

The shares shown as beneficially owned by Mr. Aiken include 6,000 shares that Mr. Aiken has the right to purchase as of or within 60 days after June 30, 2010 pursuant to the exercise of stock options and 55,109 shares deliverable to Mr. Aiken pursuant to the Gerber Scientific, Inc. Agreement for Deferment of

Director Fees, which we refer to as the “Agreement for Deferment of Director Fees,” or deliverable to Mr. Aiken after he ceases to serve as a Director.

The shares shown as beneficially owned by Mr. Giles include 297,482 shares that Mr. Giles has the right to purchase as of or within 60 days after June 30, 2010 pursuant to the exercise of stock options.

The shares shown as beneficially owned by Mr. Elia include 115,000 shares that Mr. Elia has the right to purchase as of or within 60 days after June 30, 2010 pursuant to the exercise of stock options.

The shares shown as beneficially owned by Mr. Hancock include 113,858 shares that Mr. Hancock has the right to purchase as of or within 60 days after June 30, 2010 pursuant to the exercise of stock options.

The shares shown as beneficially owned by Mr. Jepsen include 31,933 shares deliverable to Mr. Jepsen after he ceases to serve as a Director.

The shares shown as beneficially owned by Mr. Larson include 31,067 shares that Mr. Larson has the right to purchase as of or within 60 days after June 30, 2010 pursuant to the exercise of stock options.

The shares shown as beneficially owned by Dr. Ledford are deliverable to Dr. Ledford after he ceases to serve as a Director.

The shares shown as beneficially owned by Mr. Lord include 29,164 shares deliverable to Mr. Lord after he ceases to serve as a Director.

The shares shown as beneficially owned by Mr. Lovass include 75,833 shares that Mr. Lovass has the right to purchase as of or within 60 days after June 30, 2010 pursuant to the exercise of stock options.

The shares shown as beneficially owned by Mr. Mitarotonda include 417 shares deliverable to Mr. Mitarotonda after he ceases to serve as a Director and 845,981 shares held by Barington Companies Equity Partners, L.P. over which Mr. Mitarotonda may be deemed to have voting and investment power. Mr. Mitarotonda is the sole stockholder and director of LNA Capital Corp., which is the general partner of Barington Capital Group L.P., the majority member of Barington Companies Investors, LLC. Barington Companies Investors, LLC is the general partner of Barington Companies Equity Partners, L.P. Mr. Mitarotonda disclaims beneficial ownership of the Barington shares except to the extent of his pecuniary interest therein.

The shares shown as beneficially owned by Mr. Perez include 4,167 shares deliverable to Mr. Perez after he ceases to serve as a Director.

The shares shown as beneficially owned by Ms. St. Mark include 6,000 shares that Ms. St. Mark has the right to purchase as of or within 60 days after June 30, 2010 pursuant to the exercise of stock options and 43,937 shares deliverable to Ms. St. Mark pursuant to the Agreement for Deferment of Director Fees or deliverable to her after she ceases to serve as a Director.

The shares shown as beneficially owned by Mr. Vereen include 6,000 shares that Mr. Vereen has the right to purchase as of or within 60 days after June 30, 2010 pursuant to the exercise of stock options, 1,000 shares held of record by a trust for which Mr. Vereen serves as trustee, and 38,678 shares deliverable to Mr. Vereen after he ceases to serve as a Director.

The shares shown as beneficially owned by all Directors and executive officers as a group include a total of 850,631 shares that all Directors and executive officers as a group have the right to purchase as of or within 60 days after June 30, 2010 pursuant to the exercise of stock options and a total of 232,569 shares deliverable to Directors when the Directors cease to serve on the Board.

AGENDA ITEM 1:

ELECTION OF DIRECTORS

Nominees for Election as Directors

As proposal 1 for the Annual Meeting, shareholders are asked to consider and vote upon the election of the nine nominees to the Board identified below.

Gerber’s Amended and Restated Certificate of Incorporation provides that all Directors will stand for election for one-year terms ending at the Annual Meeting. Gerber’s Amended and Restated By-Laws provide that the Board will consist of not fewer than three or more than 11 Directors, with the actual number to be determined by Board resolution from time to time. The number of Directors currently constituting the entire Board is nine.

Upon the recommendation of its Nominating and Corporate Governance Committee, the Board has nominated Donald P. Aiken, Marc T. Giles, Edward G. Jepsen, Randall D. Ledford, John R. Lord, James A. Mitarotonda, Javier Perez, Carole F. St. Mark and W. Jerry Vereen as nominees for election as Directors of Gerber for a one-year term, until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified. Each of the nominees is an incumbent Director.

On June 8, 2010, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Mr. Mitarotonda to serve as a Director for a term expiring at the Annual Meeting and nominated Mr. Mitarotonda for election as a Director at the Annual Meeting. Mr. Mitarotonda was proposed for consideration for appointment to the Board by Barington Capital Group, L.P., an investment firm and a significant shareholder of the company. Mr. Mitarotonda currently serves as Chairman of the Board, President and Chief Executive Officer of Barington Capital Group, L.P.

The nominees have indicated that they are willing and able to serve as Directors if elected. If any of such nominees should become unable or unwilling to serve, the proxies intend to vote for such substitute nominees as may be designated by the Board upon the recommendation of the Nominating and Corporate Governance Committee.

Approval of Nominees

Approval of the nominees named above requires the affirmative vote of a plurality of the votes cast at the Annual Meeting. Votes may be cast for or withheld with respect to any or all nominees. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy for the election of each of the nominees. You may not cumulate your votes in the election of Directors.

If a nominee becomes unable or unwilling to accept nomination or election, the Board may either select a substitute nominee or reduce the size of the Board. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee. Alternatively, if the Board does not select a substitute nominee, the proxies may vote only for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board. The Board has no reason to believe that any nominee would be unable or unwilling to serve if elected.

The Board unanimously recommends a vote FOR the election of each of the nominees named above to serve as Directors.

Director Qualifications

We believe our Directors should possess the highest personal and professional ethics, display mature judgment, be free of conflicts of interest that might impede the proper performance of their responsibilities, be able to work effectively and collegially with other Board members, and be committed to building long-term shareholder value. We seek Board members that represent a diversity of professional viewpoints, background and experience in areas that are relevant to our activities.

We identify and describe below the core experience, qualifications, attributes or skills our Directors collectively bring to the Board that are relevant to our business structure. Our nominees’ experience, qualifications, attributes or skills which the Board considered in nominating them for election at the Annual Meeting are included in their individual biographies below. In considering these criteria for Board membership, our Directors also must consider our company’s obligations under our Corporate Governance Principles.

•	Leadership and management experience. We seek Directors with significant leadership and management experience, including, specifically, prior experience in senior executive roles, since these individuals generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to promote change and growth.

•	International experience. Because significant company revenues and profits are derived from activities conducted in foreign countries, we seek Directors who currently manage or have previously managed or been involved in international business operations, especially in Asia.

•	Technology experience. We seek Directors with technology backgrounds, because our company’s ability to compete effectively in the highly dynamic markets that it serves requires that it constantly develop and offer innovative new products.

•	Finance and financial reporting experience. We seek Directors with experience and expertise in understanding capital markets and the complexities associated with overseeing a multinational business operating in three discrete market segments. In addition, we require that all Directors be financially literate and, specifically, that at least one Director at all times qualify as an audit committee financial expert.

•	Strategic planning, risk management, compliance and corporate governance experience. We seek Directors who have strategic planning and risk management experience, either directly or in consulting roles, as well as compliance oversight and a commitment to best governance practices.

Information About the Nominees

Biographical information concerning each of the nominees as of June 30, 2010 is presented below.

Donald P. Aiken, age 66, has served as a Director since 1997 and has served as Chairman of the Board of Gerber since February 1, 2004. Mr. Aiken is retired. From August 2003 through December 2005, Mr. Aiken served as a director of ABB Lummus Global, a subsidiary of ABB Ltd., a provider of engineering, procurement and construction-related services for customers in the oil and gas, petrochemical and refining, and power industries. Mr. Aiken also served as a consultant to ABB, Inc., a provider of power and automation technologies for utility and other industrial customers, from February 2004 through December 2005. He served as President and Chief Executive Officer of ABB, Inc. from February 2001 to January 2004. Mr. Aiken served on the board of directors of Xerium Technologies, Inc., a manufacturer and supplier of products used in the production of paper, until December 2008.

Director qualifications:

•	Leadership and management experience — former senior executive experience at public companies

•	International experience — former executive positions with global profit and loss responsibility at multinational companies

•	Technology experience — former vice president, research and development for major multinational automation company

•	Finance and financial reporting experience — executive, board and audit committee experience at public companies

•	Strategic planning, risk management, compliance and corporate governance experience — former executive-level strategic planning responsibilities and board and governance committee experience at public companies

Marc T. Giles, age 54, has served as Director, President and Chief Executive Officer of Gerber since November 2001. Mr. Giles began his career with Gerber in November 2000 as a Senior Vice President of Gerber and President of Gerber Technology, Inc. Before joining Gerber, Mr. Giles spent 12 years with FMC Corp., a producer of machinery and chemicals for industry and agriculture, where he served in a number of senior positions in sales and marketing management, strategy development, mergers and acquisitions, and general management. Mr. Giles serves as a director on the boards of Lydall Inc., a provider of specialty engineered products for the thermal/acoustical and filtration/separation markets, and the Connecticut Business & Industry Association.

Director qualifications:

•	Leadership and management experience — Gerber CEO since 2001; member of public company boards

•	International experience — senior executive positions at large public multinational company

•	Finance and financial reporting experience — Gerber CEO since 2001; member of public company boards

•	Strategic planning, risk management, compliance and corporate governance experience — Gerber CEO since 2001; former director of business development for large multinational company; member of public company governance committee

Edward G. Jepsen, age 67, has served as a Director since 2003. Mr. Jepsen is retired. Mr. Jepsen was the Executive Vice President and Chief Financial Officer of Amphenol Corporation from November 1988 until December 31, 2004. Amphenol Corporation is a manufacturer of electronic interconnect components. Mr. Jepsen is a director and chairman of the audit committee and member of the compensation committee of Amphenol Corporation and is a director, chairman of the audit and finance committee and member of the compensation committee of ITC Holdings Corp., an operator of electricity transmission systems. Mr. Jepsen is Chair of Gerber’s Audit and Finance Committee and serves on its Management Development and Compensation Committee.

Director qualifications:

•	Leadership and management experience — former CFO of major international electronics components manufacturer

•	International experience — former CFO of major international electronics components manufacturer

•	Finance and financial reporting experience — former partner at major international public accounting firm; former CFO of major international electronics components manufacturer

•	Strategic planning, risk management, compliance and corporate governance experience — former public company CFO; member of public company boards

Randall D. Ledford, Ph.D., age 60, has served as a Director since 2003. Dr. Ledford has served since 1997 as Senior Vice President and Chief Technology Officer of Emerson Electric Company and as President of Emerson Venture Capital. Emerson Electric is engaged principally in the worldwide design, manufacture and sale of a broad range of electrical, electromechanical and electronic products and systems. Dr. Ledford serves on Gerber’s Audit and Finance Committee and its Nominating and Corporate Governance Committee.

Director qualifications:

•	Leadership and management experience — former division president of large public company; president of large public company

•	International experience — founded and currently manages international R&D offices; former division president of public company serving in its European and Asian regional headquarters

•	Technology experience — currently CTO of large multinational public company

•	Finance and financial reporting experience — former senior finance positions in public companies

•	Strategic planning, risk management, compliance and corporate governance experience — CTO of large public company

John R. Lord, age 66, has served as a Director since 2003. Mr. Lord served as the non-executive chairman of Carrier Corporation from January 2000 until April 2006. Mr. Lord was President and Chief Executive Officer of Carrier Corporation from April 1995 until his retirement in January 2000. Carrier Corporation, a division of United Technologies Corp., is the world’s largest manufacturer of air conditioning, heating and refrigeration equipment. Mr. Lord currently serves as a director of Amphenol Corporation, a manufacturer of electronic interconnect components. Mr. Lord serves as Chair of Gerber’s Management Development and Compensation Committee and on its Audit and Finance Committee.

Director qualifications:

•	Leadership and management experience — former senior executive positions at large public companies

•	International experience — former division president of large multinational public company

•	Finance and financial reporting experience — audit committee member of public companies

•	Strategic planning, risk management, compliance and corporate governance experience — audit committee member of public company; former division president of large multinational public company

James A. Mitarotonda, age 56, has served since 1991 as Chairman of the Board, President and Chief Executive Officer of Barington Capital Group, L.P., an investment firm, which he co-founded in November 1991. Mr. Mitarotonda is also Chairman of the Board, President and Chief Executive Officer of Barington Companies Investors, LLC, the general partner of Barington Companies Equity Partners, L.P., a small and mid-capitalization value fund. In addition, he is the Chairman of the Board, President and Chief Executive Officer of Barington Offshore Advisors II, LLC, the investment advisor of Barington Companies Offshore Fund, Ltd., a small and mid-capitalization value fund. Mr. Mitarotonda has served as a director of A. Schulman, Inc., an international supplier of plastic compounds and resins, since October 2005, a director of Griffon Corporation, a diversified manufacturing company, since November 2007 and a director of Sielox, Inc., a marketer of products for the security industry, since January 2009. He has also served as a director of The Pep Boys - Manny, Moe & Jack, an automotive aftermarket service and retail chain, since August 2006 and as the Chairman of the Board from July 2008 until July 2009. Mr. Mitarotonda served as the President and Chief Executive Officer of Dynabazaar, Inc. (now known as Sielox, Inc.) from January 2004 until December 2004 and from May 2006 until April 2007. Within the last five years, Mr. Mitarotonda also served as a director of Dynabazaar, Inc., L Q Corporation, Inc. and Register.com, Inc.

Director qualifications:

•	Leadership and management experience — senior executive positions with investment and investment banking firms; member of public company boards

•	International experience — director of international supplier of plastic compounds and resins

•	Technology experience — former director of provider of global domain name registration and complementary website design and management services; provider of investment banking services to technology companies

•	Finance and financial reporting experience — senior executive positions with investment and investment banking firms; member of public company boards

•	Strategic planning, risk management, compliance and corporate governance experience — member of public company boards

Javier Perez, age 54, has served as a Director since 2009. Mr. Perez has served as a Senior Portfolio Advisor to Barington Capital Group, L.P., an investment firm, since May 2009. He has also served as the

President of Maxwell Edison Inc., a consulting firm which he founded, since July 2008. From July 2005 to January 2008, Mr. Perez was Senior Vice President Strategic Planning and Development, and a member of the Executive Committee, at The Estee Lauder Companies, a manufacturer of beauty products. From July 2003 to June 2005, Mr. Perez was Vice President Business Development, Business Information Group at The McGraw-Hill Companies, a publisher of financial, business and educational information. From 1988 to March 2003, Mr. Perez held various international consulting positions at McKinsey & Company, a management consultancy firm, and was elected partner in 1994. From 1985 to 1987, Mr. Perez was Operations Manager at Wilke International, Inc., an investment fund manager. From 1981 to 1985, Mr. Perez served as an investment analyst and project manager at the Chevron Corporation, an integrated energy company.

Director qualifications:

•	Leadership and management experience — former partner of international management consulting firm; former senior executive experience at public companies

•	International experience — former partner of international consulting firm, including foreign assignments

•	Finance and financial reporting experience — M&A experience with international consulting firm and other public companies

•	Strategic planning, risk management, compliance and corporate governance experience — former senior executive experience in strategic planning positions

Carole F. St. Mark, age 67, has served as a Director since 1997. Ms. St. Mark is the founder and President of Growth Management LLC, a business development and strategic management company. Before her association with Growth Management LLC, Ms. St. Mark was employed by Pitney Bowes, Inc., a provider of office equipment and services, from 1980 to 1997, during which period she served in several senior positions, including President and Chief Executive Officer of Pitney Bowes Business Services. Ms. St. Mark serves as Chair of Gerber’s Nominating and Corporate Governance Committee and on its Management Development and Compensation Committee.

Director qualifications:

•	Leadership and management experience — former senior executive positions at large multinational companies; member of public company boards

•	International experience — former senior executive positions with multinational public companies; member of foreign public company boards.

•	Finance and financial reporting experience — former chair of audit committee of public company

•	Strategic planning, risk management, compliance and corporate governance experience — former senior executive strategic planning positions; chair of and member of public company governance committees

W. Jerry Vereen, age 69, has served as a Director since 1994. Mr. Vereen has served since 1976 as President of Riverside Manufacturing Company and its subsidiaries and also serves as that company’s Chairman and Chief Executive Officer. Riverside Manufacturing Company is primarily engaged in manufacturing and selling uniforms and business apparel to businesses and government agencies worldwide. Mr. Vereen serves on the board of directors of Georgia Power Company, where he also serves on the executive committee and the nuclear committee, of which he is chairman. He is a past chairman and current director of the American Apparel and Footwear Association, and past chairman and current member of the board of directors of the International Apparel Federation, which is headquartered in Zeist, The Netherlands. Mr. Vereen is also a director of the North American Association of Uniform Manufacturers and Distributors. Mr. Vereen serves on Gerber’s Audit and Finance Committee, Nominating and Corporate Governance Committee and Management Development and Compensation Committee.

Director qualifications:

•	Leadership and management experience — chairman, president and CEO of private multinational apparel business

•	International experience — member of foreign private company boards

•	Finance and financial reporting experience — member or former member of public company audit committees

•	Strategic planning, risk management, compliance and corporate governance experience — member of public company governance committee

Board Leadership Structure

The Board, upon the advice of the Nominating and Governance Committee, continues to separate the role of Chairman of the Board, which is currently performed by Mr. Aiken, from the role of Chief Executive Officer, which is currently performed by Mr. Giles. The Board believes that separating these roles enhances our company’s corporate governance in part because it avoids any potential conflicts of interest that may result from combining the roles of Chairman and CEO and maintains clear lines of accountability and responsibility relating to our management and governance processes. Further, without the additional responsibilities of the Chairman’s role, the CEO is free to focus his attention on operations and strategic planning and on speaking for and leading the company, while the independent director Chairman can devote his attention to effective oversight of the Board.

Board of Directors and Committees of the Board of Directors

The Board currently has a standing Audit and Finance Committee, a standing Management Development and Compensation Committee, and a standing Nominating and Corporate Governance Committee. The Board held 12 meetings during Gerber’s 2010 fiscal year, which ended on April 30, 2010. During fiscal 2010, each Director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by each committee of the Board on which such Director served during the period for which such Director served.

Director Independence.  The Board has affirmatively determined that all of the current Directors, other than Marc T. Giles, are “independent” of Gerber within the meaning of rules of the NYSE, on which Gerber’s common stock is listed. For a Director to be “independent” under the NYSE rules, the Board must affirmatively determine that the Director has no material relationship with Gerber, either directly or as a partner, shareholder or officer of an organization that has a relationship with Gerber. In making its independence determinations, the Board considered the fact that, during fiscal 2010, a company with which W. Jerry Vereen is affiliated purchased goods from Gerber for a total purchase price of $47,715. The Board did not consider this relationship to affect Mr. Vereen’s independence due to the relatively small monetary amounts of the transactions and the fact that the transactions were made in the ordinary course of business on customary commercial terms.

Consistent with the NYSE rules and Gerber’s Corporate Governance Principles, Gerber’s independent Directors meet in executive session at every Board or committee meeting without any management Director or other member of management present. The Chairman of the Board, who is currently Mr. Aiken, presides over each executive session.

Audit and Finance Committee.  The Audit and Finance Committee, which held eight meetings during fiscal 2010, currently consists of Mr. Jepsen, who serves as Chair, Dr. Ledford, Mr. Lord, Mr. Perez and Mr. Vereen. The Board has determined that each member of this committee satisfies the independence and other audit committee eligibility requirements of the NYSE and the SEC. The Board also has determined that Mr. Jepsen is an “audit committee financial expert” as such term is defined in the SEC’s rules, and is “independent” of management within the meaning of the NYSE standards for audit committee members. This committee is responsible, among its other duties, for engaging, overseeing, evaluating and replacing Gerber’s independent registered public accounting firm, pre-approving all audit and non-audit services by the independent registered public accounting firm, reviewing the scope of the audit plan and the results of the audit with management and the independent registered public accounting firm, reviewing the internal audit function, reviewing the adequacy of Gerber’s system of internal accounting controls and disclosure controls and procedures, reviewing the financial statements and other financial information included in Gerber’s annual and quarterly reports filed with the SEC, and exercising oversight with respect to Gerber’s policies and procedures regarding adherence with legal requirements and risk management processes.

Management Development and Compensation Committee.  The Management Development and Compensation Committee, which held nine meetings during fiscal 2010, currently consists of Mr. Lord, who serves as the Chair, Ms. St. Mark, Mr. Jepsen and Mr. Vereen. The Board has determined that each member of this committee satisfies the NYSE’s director independence standards.

The two primary purposes of the Management Development and Compensation Committee are to evaluate and develop executive talent for Gerber and to conduct reviews of Gerber’s executive compensation strategies and oversee Gerber’s overall compensation programs.

The functions and responsibilities of the Management Development and Compensation Committee are set forth in the Committee’s charter. Under its charter, the Committee’s responsibilities include, among other things:

•	establishing a total compensation philosophy and policies that fairly reward Gerber’s executive officers for performance benefiting shareholders and that effectively attract and retain the executive resources necessary to manage Gerber;

•	assessing the competitiveness of each element of compensation paid to Gerber’s executive officers;

•	reviewing and approving the goals and objectives relevant to compensation of the CEO, evaluating the performance of the CEO based on those goals and objectives, and approving the CEO’s compensation based on this evaluation;

•	reviewing the CEO’s evaluation of the performance of Gerber’s other executive officers based on the objectives established and approved by the Committee, and reviewing and approving the compensation of the other executive officers, taking into consideration, among other things, the recommendations of the CEO;

•	administering Gerber’s equity compensation plans, including approving equity incentive guidelines and the award of specific grants to Gerber’s executive officers and other employees; and

•	reviewing succession plans relating to Gerber’s executive officers, including candidate readiness, management development initiatives and the need for external talent acquisition.

Under its charter, the Committee has the right to delegate some or all aspects of its authority and responsibilities to subcommittees of the Committee. During fiscal 2010, the Committee delegated oversight of Gerber’s pension, 401(k) and nonqualified supplemental employee retirement plans to the Investment Committee and the Benefits Committee, which are composed of officers of the company. The Committee did not otherwise delegate any of its responsibilities, including its responsibilities in approving equity grants to Gerber employees.

As discussed in the “Compensation Discussion and Analysis” below, the CEO, Mr. Giles, annually reports to the Committee his review and evaluation of each of Gerber’s other executive officers, including the named executive officers set forth in the “Summary Compensation Table” below. Mr. Giles also recommends to the Committee the base salaries or base salary increases for each such executive, as well as the size of annual equity grants, if any, to be awarded to each officer. In addition, although the Committee as a whole reviews and approves the performance targets to be used each year for purposes of Gerber’s annual incentive compensation plan, Mr. Giles and Gerber’s Senior Vice President, Global Human Resources collectively recommend to the Committee the threshold level of performance that must be reached prior to any payments under the plan, as well as the maximum amounts that can be earned pursuant to the plan. With respect to all of these recommendations, however, the Committee has the final review and approval. Gerber’s Senior Vice

President, Global Human Resources serves as management’s liaison to the Committee and works with the Committee Chair to prepare the agendas for regularly scheduled and special meetings.

Under the Committee’s charter, the Committee has the sole authority to retain, amend the engagement of and terminate any compensation consultant used to assist in the evaluation of the form, amount and other terms of CEO or executive officer compensation. As discussed in the “Compensation Discussion and Analysis” below, the Committee retained Hewitt Associates in fiscal 2008 to conduct a peer group study to determine how Gerber’s executive compensation compared with executive compensation paid by comparable companies. At the Committee’s request, Hewitt reviewed the proxy compensation data for 21 U.S.-based peer companies, as chosen by the Committee, and adjusted all of the data to be comparable based on Gerber’s revenue. As a result of this study, the Committee asked the Vice President, Global Human Resources to propose a new equity program structure, with Hewitt providing guidance and oversight and the Committee retaining final authority for both Hewitt’s consulting services and the design of the program. In March 2010, the Committee retained the services of Meridian Compensation Partners, LLC, which was founded in 2010 as a spinoff of Hewitt, to conduct a new peer group study.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee, which held seven meetings during fiscal 2010, currently consists of Ms. St. Mark, who is the Chair, Dr. Ledford and Mr. Vereen. The Board has determined that each member of this committee satisfies the NYSE’s director independence standards. This committee is responsible for recommending candidates to the Board for election to the Board and for making recommendations to the Board regarding corporate governance matters, including matters relating to Board size, membership qualifications and the composition of Board committees.

The written charters governing the Audit and Finance Committee, the Management Development and Compensation Committee, and the Nominating and Corporate Governance Committee, as well as Gerber’s Corporate Governance Principles, are posted on the governance page of Gerber’s website at www.gerberscientific.com. You may also obtain a copy of any of these documents without charge by writing to Gerber Scientific, Inc., 83 Gerber Road West, South Windsor, Connecticut 06074, Attention: Corporate Secretary.

Risk Oversight

Assessing and managing risk is the responsibility of Gerber’s management. Our Board oversees and reviews certain aspects of the company’s risk management efforts, discharging this oversight responsibility primarily through its standing committees. Each committee Chair reports to the full Board at its regular meetings concerning the activities of the committee, the significant issues the committee has discussed, and the actions the committee has taken.

The risk oversight responsibilities of the committees include the following:

•	Audit and Finance Committee — This Committee assists the Board in fulfilling its financial reporting oversight role by monitoring the following areas and the related risks: the quality and integrity of the company’s financial statements; the company’s system of internal control over financial reporting; the performance of the company’s comprehensive internal audit function; the company’s compliance with legal and regulatory requirements; the company’s process for handling complaints regarding questionable accounting and internal control, and matters arising under Gerber’s Code of Business Conduct and Ethics and Financial Code of Conduct; and the management of the company’s financial resources and financial risks, including policies with respect to investments and uses of cash, and other significant financial actions proposed by management. The Committee reviews with senior management and the independent auditors the company’s guidelines and policies with respect to risk assessment and risk management, including the risk assessment process that supports the development of the annual internal audit plan, which encompasses financial, operational and regulatory risks.

•	Management Development and Compensation Committee — This Committee oversees, monitors and evaluates potential executive compensation-related risks, which includes a review of management’s assessment of risks related to employee compensation programs. The evaluation covers practices and policies intended to mitigate the related risks, including: the balance of corporate and business unit weighting in incentive plans; the mix between short-term and long-term incentives; caps on incentives; use of multiple performance measures; discretion in granting individual awards; and use of stock ownership guidelines.

•	Nominating and Corporate Governance Committee — This Committee oversees risks related to the structure and process of the company’s Corporate Governance Principles and monitors compliance by the Board and management with the Corporate Governance Principles and with Gerber’s Code of Business Conduct and Ethics.

In addition to exercising risk oversight through its committees, the Board meets at least quarterly with the Chief Executive Officer, the Chief Financial Officer and the General Counsel, and periodically with other members of senior management from the business segments, to discuss with the executives detailed overviews of the operating business strategies and related risks of the businesses they oversee.

Director Nominations

Nominations Policy.  The Board has adopted a Director nominations policy. The purpose of the nominations policy is to describe the process by which candidates for possible inclusion in Gerber’s recommended slate of Director nominees are selected. The nominations policy is administered by the Nominating and Corporate Governance Committee.

The Board does not currently prescribe any minimum qualifications for Director candidates. Consistent with the criteria for the selection of Directors approved by the Board, the Nominating and Corporate Governance Committee will take into account Gerber’s current needs and the qualities needed for Board service, including the qualifications summarized above under “Director Qualifications”; experience at the policy-making level in business or other settings or special insight into material aspects of Gerber’s business; independence under SEC and NYSE rules; service on other boards of directors; willingness to serve on the Board for multiple terms; and sufficient time to devote to Board matters. In the case of incumbent Directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee will review such Directors’ overall service to Gerber during their term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such Directors with Gerber during their term. For those potential new Director candidates who appear upon first consideration to meet the Board’s selection criteria, the Nominating and Corporate Governance Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for interviews of the potential candidates. The Board evaluates the effectiveness of the criteria for the selection of Directors in its annual self-evaluation.

The Nominating and Corporate Governance Committee may use multiple sources for identifying Director candidates, including its own contacts and referrals from other Directors, members of management, Gerber’s advisors, and executive search firms. The Nominating and Corporate Governance Committee will consider Director candidates recommended by shareholders and will evaluate such Director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for Director nominees for the Annual Meeting of Shareholders, the Nominating and Corporate Governance Committee will consider any written recommendations of Director candidates by shareholders received by the Corporate Secretary of Gerber not later than 120 days before the anniversary of the previous year’s Annual Meeting of Shareholders. Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, and must be mailed to Gerber Scientific, Inc., 83 Gerber Road West, South Windsor, Connecticut 06074, Attention: Corporate Secretary.

The nominations policy is intended to provide a flexible set of guidelines for the effective functioning of Gerber’s Director nominations process. The Nominating and Corporate Governance Committee anticipates that modifications to the nominations policy may be necessary from time to time as Gerber’s needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating and Corporate Governance Committee may amend the nominations policy at any time, in which case the most recently amended version of the policy will be made available on the governance page of Gerber’s website at www.gerberscientific.com.

Advance Notice Bylaw.  Under Gerber’s bylaws, a shareholder wishing to nominate a person for election as a Director of Gerber at any Annual Meeting of Shareholders must comply with specific notice requirements. To be timely, the shareholder’s written notice must be delivered to the Corporate Secretary of Gerber at 83 Gerber Road West, South Windsor, Connecticut 06074 not later than the 90th day, nor earlier than the 120th day, before the first anniversary of the preceding year’s Annual Meeting, except that if the date of the Annual Meeting is more than 30 days before or more than 70 days after such anniversary date, the shareholder’s notice must be delivered not earlier than the 120th day before such Annual Meeting and not later than the later of the 90th day before such Annual Meeting or the tenth day following the day on which public announcement of the date of such Annual Meeting is first made by Gerber. To be in proper form, a shareholder must include in the notice to the Corporate Secretary, as to each person whom the shareholder proposes to nominate, all information about the proposed nominee that is required in the solicitation of proxies in an election contest or otherwise required pursuant to Section 14(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, as well as such person’s written consent to serving if elected. The notice must also include information about the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, including, among other information:

•	the name and address of such persons;

•	the class or series and number of shares of Gerber’s capital stock which are owned beneficially and of record by such persons;

•	a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among the shareholder, any such beneficial owner, and their respective affiliates or associates or others acting in concert with such persons;

•	a description of any agreement, arrangement or understanding (including any derivative, hedging, or similar position, transaction or activity) that has been entered into by or on behalf of the shareholder and beneficial owner the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such shareholder or beneficial owner, with respect to Gerber’s shares of stock;

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to propose such business or nomination; and

•	a representation as to whether such persons intend or are part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of Gerber’s capital stock required to approve the proposal or elect the nominee, or to otherwise solicit proxies or votes.

Gerber may require any proposed nominee to furnish such additional information as the company may reasonably require to determine the eligibility of such proposed nominee to serve as a Director.

Director Attendance at the Annual Meeting of Shareholders

The Board has adopted a policy that all Directors should attend the Annual Meeting of Shareholders. All seven members of the Board at the time of the 2009 Annual Meeting of Shareholders attended that Annual Meeting.

Communications With the Board of Directors

The Board welcomes communications from its shareholders and other interested parties, and has adopted a procedure for receiving and addressing those communications. Interested parties may send written communications to the full Board, the non-management Directors as a group or any individual Director by addressing such communications to the attention of the Corporate Secretary at the following address: Gerber Scientific, Inc., 83 Gerber Road West, South Windsor, Connecticut 06074. The Corporate Secretary will review and forward all such communications to the designated recipient.

Complaint Process

Gerber has established formal procedures for receiving and handling complaints regarding accounting, auditing and internal controls matters. Gerber has a telephone hotline for employees to submit their concerns regarding violations or suspected violations of law and for reporting questionable accounting or auditing matters and other accounting, internal accounting controls or auditing matters on a confidential, anonymous basis. Employees or others may report any concerns regarding these matters by calling 1-866-384-4277, by filing a report on www.ethicspoint.com, or by writing to the addresses provided in Gerber’s Policy for Handling Complaints, which is posted on the governance page of Gerber’s website at www.gerberscientific.com. Any concerns regarding accounting or auditing matters reported through this process are communicated to the Chair of the Audit and Finance Committee.

Financial Code of Ethics and Code of Business Conduct and Ethics

Gerber has adopted a Financial Code of Ethics applicable to its Chief Executive Officer and other senior financial officers, who include Gerber’s principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Financial Code of Ethics, which constitutes a “code of ethics” as defined by Item 406 of the SEC’s Regulation S-K, is posted on Gerber’s website at www.gerberscientific.com. In addition, Gerber has adopted a Code of Business Conduct and Ethics applicable to all Directors, officers and employees. The Code of Business Conduct and Ethics sets forth Gerber’s policies and expectations with respect to the conduct and ethical standards expected of covered individuals, and is also posted on Gerber’s website at www.gerberscientific.com. Copies of these documents may be obtained by any shareholder without charge by writing to Gerber Scientific, Inc., 83 Gerber Road West, South Windsor, Connecticut 06074, Attention: Corporate Secretary. To the extent required by SEC and NYSE rules, Gerber intends to disclose any amendments to the Financial Code of Ethics and any waiver of a provision of the Financial Code of Ethics for the benefit of its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on Gerber’s website within any period that may be required under SEC or NYSE rules from time to time.

DIRECTOR COMPENSATION

Gerber currently has eight non-employee Directors and one Director, Mr. Giles, who is an employee.

Cash Fees

Directors who are not employees of Gerber receive an annual fee of $40,000 for their service on the Board. The Chair of the Audit and Finance Committee receives an additional annual fee of $5,000. In addition to their annual fees, non-employee Directors receive fees of $1,500 for each Board meeting attended, $1,500 for each committee meeting attended or, for any Director who serves as Chair of a committee, $3,000 for each committee meeting attended. Meeting attendance fees are paid whether attendance is in person or by conference telephone. Although the Chairman of the Board attends the committee meetings, he does not receive fees for his attendance. All fees for Board and committee service are paid in cash. Mr. Giles receives no fees for his service on the Board. All Directors are entitled to reimbursement for their reasonable out-of-pocket travel expenditures incurred in attending Board committee meetings.

Equity Grants

Gerber credits non-employee Directors annually with 5,000 shares of Gerber’s common stock. One quarter of these shares, or 1,250 shares, are credited to a Director’s account on the last business day of each calendar quarter. Delivery of the shares is deferred until the Director ceases to serve as a Director. All such shares are issued under the Gerber Scientific, Inc. 2006 Omnibus Incentive Plan and are fully vested upon grant.

Chairman’s Fee

Mr. Aiken serves as Chairman of the Board. In addition to receiving the compensation for service as a Director described above, Mr. Aiken receives a fee of $12,500 per month for his services as Chairman.

Deferrals

Under the Agreement for Deferment of Director Fees, each non-employee Director may elect to defer all or part of the Director’s annual cash fees and Board and committee meeting cash attendance fees until a future date selected by the Director. The Directors may elect to have amounts deferred held in shares of Gerber common stock or in cash, on which interest accrues at market rates. A total of 100,000 shares of Gerber common stock may be issued pursuant to the Agreement for Deferment of Director Fees to be credited to a Director’s account established in accordance with the Agreement.

The following table shows the compensation paid to or earned by the non-employee Directors for fiscal 2010.

Fiscal 2010 Director Compensation Table

	Fees
	Earned or
	Paid in	Stock	Option
	Cash	Awards	Awards	Total
Name(1)	($)	($)(2)	($)(3)	($)

Donald P. Aiken	209,500	24,675	—	234,175
Chairman
W. Jerry Vereen	92,500	24,675	—	117,175
Member of Audit and Finance Committee, Nominating and Corporate Governance Committee, and Management Development and Compensation Committee
Carole F. St. Mark	94,000	24,675	—	118,675
Chair of Nominating and Corporate Governance Committee and Member of Management Development and Compensation Committee
Edward G. Jepsen	102,000	24,675	—	126,675
Chair of Audit and Finance Committee and Member of Management Development and Compensation Committee
John R. Lord	91,000	24,675	—	115,675
Chair of Management Development and Compensation Committee and Member of Audit and Finance Committee
Randall D. Ledford	80,500	24,675	—	105,175
Member of Nominating and Corporate Governance Committee and Audit and Finance Committee
Javier Perez	35,333	16,569	—	51,902
Member of Audit and Finance Committee

(1)	Mr. Giles is the only Director who is an employee of Gerber. Mr. Giles does not receive any compensation for his service on the Board.

(2)	Amounts represent the aggregate grant date fair value of equity awards for each non-employee Director in fiscal 2010 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, or “ASC 718.” For the assumptions relating to this valuation, see Note 11 to Gerber’s 2010 audited consolidated financial statements included in the annual report to shareholders that accompanies this Proxy Statement.

(3)	As described in the narrative preceding the table, all grants of common stock to the non-employee Directors are fully vested upon grant. Under the 1992 Non-Employee Director Stock Option Plan, which expired in August 2002, the following Directors continue to hold unexercised stock options, all of which were fully vested as of April 30, 2010:

Director	Options (#)

Donald P. Aiken	6,000
W. Jerry Vereen	6,000
Carole F. St. Mark	6,000

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis outlines Gerber’s executive compensation objectives, philosophy and processes. It explains how the Management Development and Compensation Committee makes executive compensation decisions, the data used in its deliberations and the reasoning behind the decisions that are made.

Executive Compensation Objectives

The primary objective of the Gerber executive compensation program is to attract, retain and motivate high-quality talent. We expect our executives to effectively manage Gerber’s resources, maintain its fiscal integrity and enhance its long-term growth potential. We reward them for attaining specific short-term performance goals and provide equity to reward long-term performance. Each of the five executive officers listed in the “Summary Compensation Table” following this Compensation Discussion and Analysis, who are referred to as the “named executive officers,” receives a total compensation package that is primarily performance-based.

We structure executive compensation to:

•	match incentive-based pay to Gerber’s annual goals and business strategies;

•	support our management development program by paying our executives competitively and fairly; and

•	align executive and shareholder interests through equity compensation.

“Total Compensation” Philosophy

In determining any element of a named executive officer’s compensation, the Committee must consider the total compensation package for its review to be effective. The total package includes salary, annual incentive compensation and long-term equity. The Committee also considers retention-focused compensation, such as Gerber’s benefits program, and any compensation payable upon the executive’s termination. The elements of Gerber’s executive compensation are discussed under “Elements of Our Executive Compensation Program” below. In general, the Committee considers the following factors when setting the compensation of the named executive officers:

•	each executive’s performance;

•	each executive’s current total compensation level relative to that paid by peer companies;

•	Gerber’s ability to afford the total compensation package;

•	the desire to link pay and performance; and

•	the relative pay among our executives.

Fiscal 2008 Review of Executive Compensation Program and Peer Group

During fiscal 2008, the Committee engaged compensation consultant Hewitt Associates to conduct a new peer group study to determine how our executive compensation compared with the executive compensation paid by comparable companies. At the Committee’s request, Hewitt reviewed proxy data for 21 U.S.-based peer companies. The Committee chose these data sources because they represent mid-sized, technology-based manufacturing companies or divisions of larger manufacturing companies with business units comparable to those of Gerber. We view these companies and business units as our competitors for talent. In light of some significant differences in scale among the companies, however, Hewitt adjusted all of the data to be comparable based on Gerber’s annual revenue. The following 21 companies were included in the peer group for Marc T. Giles, our CEO, and our other corporate executives, including our named executive officers:

3D Systems Corporation	ESCO Technologies, Inc.	Newport Corporation
Applied Materials, Inc.	Esterline Technologies Co.	Parametric Technology Corporation
Brooks Automation, Inc.	Excel Technology, Inc.	Rofin-Sinar Technologies, Inc.
Cadence Design Systems, Inc.	GSI Group, Inc.	Roper Industries, Inc.
Coherent, Inc.	KLA-Tencor Corporation	Stratasys, Inc.
Cymer, Inc.	Mentor Graphics Corporation	Tektronix, Inc.
Electroglas, Inc.	MKS Instruments, Inc.	Veeco Instruments, Inc.

The study was completed in the summer of 2007. The study’s primary findings concerning Gerber’s executive compensation indicated that:

•	base salaries were marginally below the 50th percentile;

•	short-term incentive compensation was significantly below the 50th percentile;

•	long-term incentives were significantly below the 50th percentile; and

•	equity compensation practices had shifted toward a more even balance of restricted stock and stock option grants.

Although the Committee requested Hewitt to review the compensation paid by Gerber as compared to the market, we do not seek to pay our executive officers, including the named executive officers, at a specific percentile of the market, whether by element or in total. Instead, the Committee used the information to understand what constitutes the median in executive compensation, by element as well as total compensation, among the companies with which we compete for our executives, and to obtain a general understanding of current compensation practices. The Hewitt data showed that our short-term and long-term incentives were not in line with those of our peer companies. The Committee concluded that our short-term incentives could be closer to the median of our peers if Gerber’s performance improved against the applicable performance targets, but that a more comprehensive plan was needed to improve our long-term incentives as compared to the market. A three-year plan, tied to Gerber’s performance, was introduced to improve long-term incentive compensation. Other factors, as described below under “Other Considerations in Setting of Executive Compensation,” affect amounts actually paid to our named executive officers and other executives.

Upon reviewing the results of the study conducted in 2007, the Committee, the Vice President, Global Human Resources, and the CEO, with regard to executives who report directly to the CEO, agreed that base pay did not need to be addressed systematically, although action with respect to individual executives might be appropriate over time. They further agreed that the annual incentive structure and target payouts were appropriate and that a combination of realistic objectives and strong performance would bring payouts into an appropriate range. Moreover, the survey showed that the relative pay among senior officers, including our CEO and other named executive officers, was relatively balanced as compared to that of our peers. Within these positions, experience and size of the business are factors to be considered. The Committee asked the Vice President, Global Human Resources to propose a new equity program structure, with the Committee’s consultant providing guidance and oversight and the Committee retaining final authority for both Hewitt’s consulting services and the design of the program.

As a result of this request by the Committee, the Vice President, Global Human Resources proposed, the Committee’s consultant endorsed and the Committee approved a plan to double the executive long-term incentives over a three-year period. The initial grants under this program were made in December 2007. The major change from previous practice was to shift equity grants made to members of the senior management team (consisting of executives who report directly to the CEO), including each of the named executive officers, from all stock options to a mix of stock options and restricted stock.

The shift toward restricted stock was consistent with the Hewitt study results. The Committee also felt that restricted stock provided greater perceived value to recipients compared to the number of stock options that could be awarded for the same total charge to earnings. Moreover, the Committee considered that restricted stock has downside risk of loss of value similar to the downside risk faced by shareholders, and that the shift provides for greater alignment between the interests of management and shareholders. The Committee decided, however, to maintain a significant stock option component, because this form of equity-based compensation requires an increase in the stock price to produce value for the executive, thereby creating a stronger pay for performance link.

The implementation of this three-year plan was at the Committee’s discretion and was dependent on Gerber’s satisfaction of business objectives identified in Gerber’s three-year business plan reviewed by the Board of Directors. In light of the company’s business performance in fiscal 2009 and fiscal 2010 and the current price performance of our common stock, this plan was not fully implemented. Information about equity grants made to the named executive officers is provided under “Long-Term Equity Incentive Compensation” below.

Fiscal 2010 Review of Executive Compensation Program and Peer Group

During fiscal 2010, the Committee engaged compensation consultant Meridian Compensation Partners, LLC (which was founded in 2010 as a spinoff of Hewitt Associates) to conduct a new peer group study to determine how the executive compensation for Gerber’s named executive officers compared with the compensation paid to named executive officers of comparable companies. At the Committee’s request, Meridian reviewed proxy data for 21 U.S.-based peer companies. Peer companies were selected from the list of companies used for the fiscal year 2008 pay study and a list of additional companies provided by Gerber. Companies were selected primarily based on their similarity to Gerber as measured by annual revenue. The following 21 companies were included in the peer group for purposes of evaluating the compensation for Marc T. Giles, our CEO, our other named executive officers and other members of our senior management team:

Cadence Design Systems Inc	Franklins Electric Co., Inc.	MKS Instruments
CIRCOR International, Inc.	Ladish Co, Inc.	MTS Systems Corp.
Coherent Inc.	Lawson Products	Newport Corp.
Dionex Corp.	Lindsay Corp.	Parametric Technology Corporation
Ducommun Inc.	LSB Industries, Inc.	Rofin-Sinar Technologies, Inc.
EMS Technologies, Inc.	Mentor Graphics Corp	Twin Disc Inc.
ESCO Technologies, Inc.	Middleby Corp.	Veeco Instruments Inc.

The study was completed in April 2010. The study’s primary findings show that Gerber is making progress toward the goals set forth as a result of the fiscal year 2008 study, and more specifically that:

•	base salaries were marginally below the 50th percentile, primarily as a result of the base salary reductions taken by the senior executive team in fiscal 2009;

•	total target cash compensation was marginally below the 50% percentile, primarily as a result of the base salary reductions taken by the senior executive team in fiscal 2009; and

•	long-term incentives were marginally above the 50th percentile.

The Committee requested Meridian to review the compensation paid by Gerber as compared to the market. As discussed above, however, we do not seek to pay our executive officers at a specific percentile of the market, whether by element or in total.

Other Considerations in Setting of Executive Compensation

In addition to the peer group information described above, the Committee considers the following when setting executive compensation:

•	individual performance, which we measure in consultation with Mr. Giles (except when assessing Mr. Giles’s own performance);

•	scope of management responsibilities;

•	relative pay among executive officers, given the complexity and importance of their responsibilities;

•	the executive’s ability to demonstrate and build teamwork;

•	the executive’s effort to build Gerber for the long-term, as well as achieve short-term results;

•	the executive’s leadership and growth potential; and

•	the affordability of the compensation package to Gerber.

We discuss below the material considerations affecting the fiscal 2010 compensation paid to our named executive officers.

Elements of Our Executive Compensation Program

For fiscal 2010, Gerber’s executive compensation program for the named executive officers consisted of the five basic components listed below:

•	base salary;

•	a performance-based annual cash incentive tied to company performance metrics;

•	grants of long-term equity compensation, in the form of restricted stock that will vest over a four-year period;

•	a defined benefit retirement pension plan and a 401(k) plan available to all of our employees, including the named executive officers, on an equal basis, as well as a supplemental employment retirement plan, or “SERP,” for our more highly paid employees (including the named executive officers); and

•	competitive severance and change in control agreements for the named executive officers and some other senior executives.

Base Salary

Generally, base salary increases reflect an individual executive’s performance for the prior fiscal year and are intended to keep the executive’s base salary competitive for retention purposes. In considering base salary increases for fiscal 2010, the Committee reviewed in September 2009 the factors set forth above under “Other Considerations in Setting of Executive Compensation” for each named executive officer. In light of the current adverse economic conditions and fiscal 2009 performance, no base salary increases were approved for the named executive officers for fiscal 2010.

In December 2008, the named executive officers (except Mr. Finn, who joined Gerber in February 2010) proposed to the Committee a temporary reduction in base salary from the fiscal 2009 rate as part of an initiative to reduce costs in response to adverse economic conditions. Mr. Giles proposed a 15% reduction in his base salary, while each of the other named executive officers proposed a 10% reduction in base salary, all of which were implemented by the company. The reductions were in effect throughout fiscal 2009 and fiscal 2010, and continued into the first quarter of fiscal 2011.

2010 Annual Incentive Compensation Plan

Annual incentive compensation is a primary component of our performance-driven compensation program. We find it particularly productive to match incentive-based pay to Gerber’s annual strategic goals. This allows us to adapt our executive compensation to evolving business plans. In recent years, we have identified improved earnings, cash flow and revenue as key strategic goals tied to incentive compensation. For fiscal 2010, the Committee determined to continue to focus on profit and cash generation, as recommended by the CEO. Accordingly, each corporate participant’s annual bonus, if any, was based 75% on corporate “EBIT” and 25% on certain working capital components. EBIT is not a financial measure prepared in accordance with United States generally accepted accounting principles, or “GAAP.” For these purposes, “EBIT” is defined as

Gerber’s net income calculated on a GAAP basis as adjusted to exclude interest expense and taxes. The Committee believes that the mix of EBIT and working capital components selected for fiscal 2010 most accurately reflects management’s goals of focusing on profit and cash generation. For fiscal 2010, the bonus payouts for all participants were based solely on corporate performance without regard to business unit performance. The focus on corporate performance reflects the financial pressures on the business as a whole and the desire to determine annual incentive compensation based on overall corporate needs rather than the needs of individual business units.

In approving the targets for each performance metric for fiscal 2010, the Committee reviewed Gerber’s budget for the fiscal year, which is set by our senior management and approved by the Board of Directors. The Committee then set the targets as a percentage of Gerber’s budget with respect to each performance metric. The performance targets were the same for all managers in the bonus program, regardless of their rank.

Gerber believes that the performance targets approved by the Committee for purposes of the fiscal 2010 annual incentive compensation plan are confidential information. Competitors in our industries, as we do, carefully study proxy statements and other public records of other companies for information that may be helpful in developing competitive strategies. Some competitors have even used information from our public disclosures as part of their sales representatives’ presentations to customers. Moreover, shifting targets can reflect a change in strategy. We believe that revealing details of our annual incentive compensation plans, over a period of years, would give competitors an advantage and would therefore be a disservice to our shareholders.

As demonstrated by Gerber’s results over the last several years, the targets approved by the Committee are generally difficult to meet, although some business units historically have demonstrated stronger performance than others. Over the past three fiscal years, including fiscal 2010, our average annual incentive compensation payouts for the plan, including payouts to the named executive officers as a whole, have been significantly less than the targets for bonus payouts.

Each year, the Committee also approves the target payout for each participant in the incentive compensation plan. This target is expressed as a percentage of base salary, measured as of the end of the fiscal year. In setting the target payout for each named executive officer, the Committee primarily considered the peer group information from 2007. Possible payouts for each named executive officer ranged from zero to two times the target payout. In fiscal 2010, the target payout for each named executive officer was as follows:

•	Mr. Giles, 75% (with a minimum of 0% and a maximum of 150%) of base salary;

•	Mr. Elia, 60% (with a minimum of 0% and a maximum of 120%) of base salary;

•	Mr. Finn, 50% (with a minimum of 0% and a maximum of 100%) of base salary;

•	Mr. Hancock, 50% (with a minimum of 0% and a maximum of 100%) of base salary; and

•	Mr. Larson, 50% (with a minimum of 0% and a maximum of 100%) of base salary.

Because of the global recession and continued financial challenges faced by our company in fiscal 2010, Gerber did not reach any of its performance goals, and no bonus payments were earned. While the Committee has some discretion to pay bonuses for other reasons despite the company’s failure to attain the performance goals, it chose not to do so for fiscal 2010.

Change to Fiscal 2011 Annual Incentive Compensation Plan

For fiscal 2011, the Committee has determined to place a greater focus on performance measures which the Committee believes closely relate to enhancements in shareholder value. The annual bonus of each named executive officer will be subject to a maximum amount based on achievement of an “Adjusted EBITDA” target, and will be subject to downward adjustment based on achievement measured against a combination of (a) an “Adjusted EBITDAB” target and (b) a “Net Debt” target. Adjusted EBITDA, Adjusted EBITDAB and Net Debt are not financial measures prepared in accordance with GAAP. As defined by Gerber, “Adjusted EBITDA” is Gerber’s net income as adjusted to exclude interest expense, taxes, depreciation, amortization, and extraordinary nonrecurring items as described in the Financial Accounting Standards Board Accounting Standards Codification (ASC) 225 and/or in management’s discussion and analysis of financial condition and results of operations appearing in Gerber’s annual report to shareholders. As defined by Gerber, “Adjusted EBITDAB” is Adjusted EBITDA as defined above as adjusted to exclude the amount of bonuses awarded under the annual incentive compensation plan. As defined by Gerber, “Net Debt” is the amount of debt outstanding under Gerber’s credit facility, less cash. The weighting of these measures in connection with any downward adjustment will be 87.5% for Adjusted EBITDAB and 12.5% for Net Debt. The Committee believes that the combination of these measures is a key driver of share price and achievement against these measures leads to increased shareholder value. Accordingly, the Committee determined to focus Gerber’s named executive officers on achievement of these measures. For fiscal 2011, some of the named executive officers and select senior executives will have their bonus payouts based 25% on business unit Adjusted EBITDA (subject to downward adjustment based on achievement of Adjusted EBITDAB at the business unit level) and 75% on Gerber’s performance at the corporate level (with the respective performance measures weighted in the manner described above).

Long-Term Equity Incentive Compensation

Types and Amounts of Equity Grants

Gerber’s long-term equity incentive compensation for each of the named executive officers takes the form of stock option awards and restricted stock grants. We view stock options as inherently performance-based, as our named executive officers are rewarded only if our stock price increases. As discussed above, we have added restricted stock grants to the equity mix because we believe those awards provide greater perceived value to recipients compared to the number of stock options that could be awarded for the same total charge to earnings, and because the awards include downside risk, although to a lesser extent than stock options. Mr. Giles began receiving a portion of his equity compensation in restricted stock grants in fiscal 2007. In fiscal 2008, we extended restricted stock grants in addition to stock option awards to the senior management team, including the other named executive officers serving at such time. We continued this approach in fiscal 2009, except that Mr. Hancock received only a restricted stock grant in fiscal 2009. For fiscal 2010, a decision was made to use only restricted stock for our annual long-term equity grants in consideration of the challenging circumstances faced by Gerber and to help drive retention and ensure management continuity.

For fiscal 2010, grant sizes were determined primarily by the Committee’s review of the named executive officer’s individual performance over the prior fiscal year, which, for each named executive officer other than Mr. Giles, included Mr. Giles’s review of the executive’s performance and recommendation as to the size of the award. In addition, we considered each officer’s career potential at Gerber, the level of responsibility of each officer and our general competitive review. All grants took into account the three-year plan discussed above to compensate our executives more appropriately relative to the market.

For additional information on the equity grants made to our named executive officers during fiscal 2010, see the “Fiscal 2010 Grants of Plan-Based Awards Table” following this Compensation Discussion and Analysis.

Timing of Equity Grants

Our equity plan provides that stock options must be granted with exercise prices at not less than the fair market value of Gerber’s common stock on the effective date of grant. The effective date of any equity grant is typically the date the grant is approved by the Committee. However, if the equity grant is approved by the Committee during a period after quarterly results are known to the Committee, but not to the public, the effective date of the equity grant generally will be the first date of the next open trading period under our insider trading guidelines. Gerber has generally followed this practice, and the Committee has now made it official policy, to seek to ensure that the price of our common stock on the effective date of grant reflects all information, which in turn ensures fair treatment of all current and potential shareholders. The Committee has adopted a practice of granting all regular annual equity awards on the date of the annual meeting of shareholders to avoid effective dates being different from grant dates for awards. Gerber could, however, grants options or other equity awards to executive officers and other employees at other times, including while material developments have not been disclosed, if the Committee were to determine that doing so would be in the best interest of shareholders. The Committee could, for example, grant awards in advance of announcing an acquisition or other corporate transaction, as a retention tool or to provide an incentive to accomplish the transition.

Pension Plan and SERP

Through fiscal 2009, the company maintained a tax-qualified, noncontributory defined benefit plan for our U.S. employees who were hired prior to May 1, 2004, which, of the named executive officers, include Messrs. Giles and Hancock. (Employees hired on or after May 1, 2004 are eligible to participate in Gerber’s 401(k) plan, but not in the defined benefit plan.) We also maintained a supplemental executive retirement plan, or “SERP,” which provides retirement benefits in excess of the limitations set forth in the qualified plan to each of the senior executives participating in the qualified pension plan. Although we initially implemented the pension plan and SERP for competitive reasons, and to be a more attractive employer for retirement benefit purposes, Gerber discontinued the defined benefit pension plan for new employees due to cost considerations and a growing preference among new employees for defined contribution programs.

Effective April 30, 2009, Gerber also froze both the tax-qualified, noncontributory defined benefit plan and the SERP for all participating employees due to cost and cash flow considerations as well as internal equity, since only two-thirds of our U.S. employees were covered by these pension plans. All participants, including the named executive officers, will keep all of the benefits they have already earned, but will not accrue new benefits. While it would be possible to allow participants to begin accruing additional benefits in the future, we do not currently expect to do so. In addition, effective January 1, 2009, Gerber temporarily suspended matching contributions to participant accounts in Gerber’s 401(k) plan, and this suspension continued through fiscal 2010.

For more information about our defined benefit plan and SERP, see the Pension Benefits table and accompanying narrative following this Compensation Discussion and Analysis.

Severance Arrangements

Each of our named executive officers is entitled to receive defined payments and benefits upon certain terminations pursuant to our Severance Policy for Senior Officers, as amended effective September 2006. In addition, pursuant to each officer’s change in control agreement with Gerber, each named executive officer is entitled to receive certain payments and benefits under a “double trigger” arrangement requiring a termination event occurring within a specified period following a change in control of Gerber. We provide these payments to be competitive with our peer companies, as well as to recruit and retain our executives. The benefits also help align executive and shareholder interests, if we consider a change in control to be in the interest of shareholders. With respect to payments and benefits payable to the named executive officers upon a termination following a change in control, the Committee believes that a “double trigger” is more appropriate than a “single trigger” arrangement providing for a payout solely upon a change in control, since the purpose of such a benefit is to provide employment protection to these officers, a concern that is not necessarily present upon a change in control alone. Moreover, a change in control agreement is designed to facilitate management continuity during an ownership transition, as a new owner of Gerber may want to retain the management team. The Committee believes that a “single trigger” agreement could make this objective more difficult to achieve.

In fiscal 2008, the Committee approved some amendments to the change in control agreements. As a result of the amendments, some of the benefits previously offered to our named executive officers upon termination following a change in control, including tax gross-up payments, were eliminated. The Committee made these changes to better align Gerber’s change in control agreements with those of our peer companies.

For a more detailed discussion of these severance and change in control arrangements, as well as acceleration of some equity grant arrangements upon termination as provided pursuant to our equity plans, including estimates of the amounts payable to each named executive officer, see the description of “Potential Payments Upon Termination and Change in Control” following this Compensation Discussion and Analysis.

Personal Benefits

Some of Gerber’s named executive officers receive a limited number of personal benefits. In the case of Mr. Elia, these benefits include reimbursement of certain actual expenses for housing, airfare and car rental, and a related tax gross-up. It was agreed that these benefits would be provided in lieu of relocating Mr. Elia from his current residence and for other related reasons, partly in view of the potential costs to the company of relocating Mr. Elia, particularly during an economic recession. Although Gerber generally does not provide tax gross-ups to its executive officers, it was determined that exceptions to this policy may be appropriate on a case-by-case basis in limited circumstances related to reimbursement of expenses incurred in connection with, or in lieu of, relocation. In the case of Mr. Finn, personal benefits include reimbursement of certain actual expenses for housing, airfare and mileage, and a related tax gross-up for his first year of employment only. These benefits were provided in lieu of a relocation of Mr. Finn from his current residence. Personal benefits make up a small portion of the total compensation of our named executive officers, and we believe the retention value of these benefits and related cost savings exceed the cost of such benefits to Gerber.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid in any fiscal year to the company’s chief executive officer and its other three most highly compensated executive officers (other than its principal financial officer) as of the end of the fiscal year. The statute, however, exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Committee designs the annual incentive compensation portion of our named executive officers’ compensation packages to allow full deductibility pursuant to Section 162(m). The Committee intends to continue to design compensation programs that strongly consider tax consequences, including protecting full deductibility under Section 162(m).

In addition, as discussed above under “Long-Term Equity Incentive Compensation,” in fiscal year 2010, the Committee determined it advisable to grant restricted stock due in part to the Committee’s belief that, as a result of the adoption of accounting rules contained in ASC 718, restricted stock provides a greater perceived value to recipients compared to the number of stock options that could be awarded for the same total charge to earnings.

Management Development and Compensation Committee Report

The Management Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on this review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

Management Development and Compensation Committee

John R. Lord (Chair)
Edward G. Jepsen
Carole F. St. Mark
W. Jerry Vereen

Compensation and Equity Award Tables

The following summary compensation table presents information about compensation that was earned by or paid to Gerber’s chief executive officer, chief financial officer and each of Gerber’s other three most highly compensated executive officers serving with us at April 30, 2010, which was the end of our most recently completed fiscal year. We refer to these five executive officers in this Proxy Statement as the “named executive officers.”

Summary Compensation Table

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal	Fiscal	Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation		Total
Position	Year	($)(1)	($)		($)(2)	($)(3)	($)(4)	($)(5)	($)		($)

Marc T. Giles	2008	561,346	—		285,000	569,250	288,563	72,500	4,000	(6)	1,780,659
President and Chief	2009	544,038	—		269,700	572,700	—	37,600	—		1,424,038
Executive Officer	2010	490,385	—		900,003	—	—	125,000	—		1,515,388
Michael R. Elia	2008	5,385	50,000	(7)	177,400	445,000	—	—	4,655	(8)	682,440
Executive Vice President	2009	330,481	—		134,850	186,750	—	—	113,072	(8)	765,153
and Chief Financial Officer	2010	302,885	—		362,838	—	—	—	105,623	(8)	771,346
Thomas P. Finn	2008	—	—		—	—	—	—	—		—
Senior Vice President,	2009	—	—		—	—	—	—	—		—
Global Operations	2010	58,846	100,000	(9)	171,600	356,000	—	—	15,081	(10)	701,527
Rodney Larson	2008	234,462	—		35,970	156,500	104,050	—	207,523	(11)	738,505
Senior Vice President,	2009	235,010	—		84,506	117,030	—	—	297,005	(11)	733,551
Gerber Scientific, Inc. and President, Spandex	2010	220,673	—		260,336	—	—	—	242,880	(11)	723,889
John Hancock	2008	254,897	25,834	(12)	66,500	99,000	72,076	56,800	4,124	(13)	579,231
Senior Vice President,	2009	258,850	—		331,731	—	—	41,100	781	(13)	632,462
Gerber Scientific,	2010	246,635	—		238,122	—	—	88,900	—		573,657
Inc. and President, Gerber Technology

(1)	Salary includes compensation used for medical insurance premiums and employee contributions to Gerber’s 401(k) savings and medical plans, which is not taxable income.

(2)	Dollar amounts represent the aggregate grant date fair value of stock awards during fiscal 2010, fiscal 2009 and fiscal 2008, respectively, as required by accounting principles generally accepted in the United States, or “GAAP,” disregarding any estimate of forfeitures related to service-based vesting conditions. The fiscal 2008 and 2009 award values were recalculated from amounts shown in prior proxy statements to reflect their grant date fair values, as required by SEC rules effective for fiscal 2010. Assumptions used in the calculation of these amounts are included in Note 11 to Gerber’s fiscal 2010 audited consolidated financial statements included in the annual report to shareholders that accompanies this Proxy Statement.

(3)	Dollar amounts represent the aggregate grant date fair value of option awards during fiscal 2010, fiscal 2009 and fiscal 2008, respectively, as required by GAAP, disregarding any estimate of forfeitures related to service-based vesting conditions. The fiscal 2008 and 2009 award values were recalculated from amounts shown in prior proxy statements to reflect their grant date fair values, as required by SEC rules effective for fiscal 2010. The weighted-average assumptions used in valuing the amounts set forth above are as follows:

	For the Fiscal Years Ended April 30,
	2010	2009	2008

Expected option term	5.7 years	5.5 years	5.9 years
Expected volatility	70%	46%	51%
Risk-free interest rate	2.3%	3.0%	3.2%

(4)	Amounts represent the actual amounts paid to each named executive officer pursuant to Gerber’s fiscal 2010, fiscal 2009 and fiscal 2008 annual incentive compensation plans, respectively. For fiscal 2010, Gerber did not reach its performance goals, and paid no bonuses to the named executive officers. See the “Fiscal 2010 Grants of Plan-Based Awards” table immediately below and “2010 Annual Incentive Compensation Plan” under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program” above for additional information about our fiscal 2010 annual incentive compensation plan.

(5)	Amounts represent solely the change in pension value and include both Gerber’s qualified pension plan and its nonqualified supplemental employee retirement plan.

(6)	“All Other Compensation” for Mr. Giles for fiscal 2008 represents Gerber’s matching contribution to the company’s 401(k) plan, which for calendar year 2008 was a maximum of $4,000 under the matching formula that applies to all participants in the 401(k) plan. For calendar years 2009 and 2010, amounts were $0 because the company’s matching contribution was suspended prior to any contributions to the plan.

(7)	Amount represents a signing bonus paid to Mr. Elia upon his commencement of employment on April 15, 2008.

(8)	“All Other Compensation” for Mr. Elia represents the following: for fiscal 2008, Gerber’s matching contribution to the company’s 401(k) plan in the amount of $194, reimbursement of actual expenses for airfare of $2,228 and for car rental of $239, and a related tax gross-up of $1,994; for fiscal 2009, Gerber’s matching contribution to the company’s 401(k) plan in the amount of $3,806, reimbursement of actual expenses for airfare of $16,575, for housing of $33,550, and for car rental of $10,310, and a related tax gross-up of $48,831; and for fiscal 2010, reimbursement of actual expenses for airfare of $15,799, for housing of $33,700, and for car rental of $8,921, and a related tax gross-up of $47,203. The reimbursements for airfare, car rental and housing and the related tax gross-ups were provided in lieu of relocating Mr. Elia from his current residence.

(9)	Amount represents a signing bonus paid to Mr. Finn upon commencement of employment on February 15, 2010.

(10)	“All Other Compensation” for Mr. Finn represents reimbursement of actual expenses for airfare of $1,012, for housing of $7,365, and for mileage of $302, and a related tax gross-up of $6,402, all of which were provided in lieu of relocating Mr. Finn from his current residence during his first year of employment.

(11)	“All Other Compensation” for Mr. Larson represents the following: for fiscal 2008, Gerber’s matching contribution to the company’s 401(k) plan of $6,991, an expatriate living allowance of $57,748, family tuition fees for the school year of $108,711, a car lease in the amount of $9,799, and moving expenses from Arizona to Belgium of $24,274; for fiscal 2009, the company’s matching contribution to the company’s 401(k) plan of $1,009, an expatriate living allowance of $52,218, family tuition fees for the school year of $124,999, a car lease in the amount of $15,842, foreign tax payments on his behalf calculated and paid during fiscal 2009 for current assignment in Belgium of $96,498, tax equalization of $3,939 and tax preparation service payments of $2,500; and for fiscal 2010, an expatriate living allowance of $88,279, family tuition fees for the school year of $95,375, a car allowance in the amount of $10,449, home leave of $8,977, tax payments on his behalf calculated and paid during fiscal 2010 for current assignment in Belgium of $37,800, and tax preparation service payments of $2,000.

(12)	Amount represents a special incentive bonus for business unit presidents to reduce inventory during the latter part of fiscal 2008.

(13)	“All Other Compensation” for Mr. Hancock represents Gerber’s matching contribution to the company’s 401(k) plan.

The following table presents information with respect to the grants of plan-based awards by Gerber to the named executive officers during fiscal 2010.

Fiscal 2010 Grants of Plan-Based Awards Table

					All Other	All Other
					Stock	Option
					Awards:	Awards:		Grant Date
					No. of	No. of	Exercise or	Fair Value of
		Estimated Possible Payouts Under			Shares of	Securities	Base Price of	Stock and
		Non-Equity Incentive Plan Awards(1)			Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)(2)	(#)(3)	($/Sh)	($)

Marc T. Giles	(1)	—	450,000	900,000	—	—	—	—
	9/17/09	—	—	—	144,928	—	—	900,003
Michael R. Elia	(1)	—	210,000	420,000	—	—	—	—
	9/17/09	—	—	—	58,428	—	—	362,838
Thomas P. Finn	(1)	—	170,000	340,000	—	—	—	—
	2/15/10	—	—	—	30,000	100,000	5.72	527,600
Rodney Larson	(1)	—	127,500	255,000	—	—	—	—
	9/17/09	—	—	—	41,922	—	—	260,336
John Hancock	(1)	—	142,500	285,000	—	—	—	—
	9/17/09	—	—	—	38,345	—	—	238,122

(1)	Amounts represent the potential amounts to be earned under the fiscal 2010 annual incentive compensation plan. For a discussion of the performance metrics applicable to these awards, see “2010 Annual Incentive Compensation Plan” under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program” above. For the actual amounts earned by each named executive officer, see the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above.

(2)	Represents awards of restricted stock under the 2006 Omnibus Incentive Plan. Restricted stock awards generally vest ratably over four years on each anniversary of the grant date, with the exception of the grant to Mr. Hancock, which vests ratably over two years on each anniversary of the grant date

(3)	Represents awards of stock options under the 2006 Omnibus Incentive Plan. Stock option awards vest ratably over three years on each anniversary of the grant date.

The following table presents information with respect to the outstanding equity awards at 2010 fiscal year-end for the named executive officers.

Fiscal 2010 Outstanding Equity Awards at Fiscal Year-End Table

			Option Awards				Stock Awards
								Market
			Number of	Number of			Number of	Value of
			Securities	Securities			Shares or	Shares or
			Underlying	Underlying			Units of	Units of
			Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Grant		Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
Name	Date		Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)(1)

Marc T. Giles	12/4/2000	(2)	50,000	—	7.06	12/4/2010	—	—
	12/5/2006	(2)	50,000	—	13.97	12/5/2016	4,000	28,800
	12/22/2006	(3)	41,515	—	12.69	12/6/2011	—	—
	3/16/2007	(4)	33,300	—	9.89	6/18/2012	—	—
	12/1/2007	(2)	76,667	38,333	9.50	11/30/2017	15,000	108,000
	9/25/2008	(2)	46,000	92,000	8.99	9/25/2018	22,500	162,000
	9/17/2009	(2)	—	—	—	—	144,928	1,043,482
Total			297,482	130,333			186,428	1,342,282
Michael R. Elia	4/15/2008	(5)	100,000	—	8.87	4/14/2018	—	—
	9/25/2008	(2)	15,000	30,000	8.99	9/25/2018	11,250	81,000
	9/17/2009	(2)	—	—	—	—	58,428	420,682
Total			115,000	30,000			69,678	501,682
Thomas P. Finn	2/15/2010	(2)	—	100,000	5.72	2/15/2010	30,000	216,000
Total			—	100,000			30,000	216,000
Rodney Larson	6/19/2007	(2)	3,333	1,667	11.99	6/19/2017	1,500	10,800
	12/1/2007	(2)	16,667	8,333	9.50	11/30/2017	4,500	32,400
	9/25/2008	(2)	9,400	18,800	8.99	9/25/2018	7,050	50,760
	9/17/2009	(2)	—	—	—	—	41,922	301,838
Total			29,400	28,800			54,972	395,798
John Hancock	5/1/2000	(2)	6,500	—	13.62	5/1/2010	—	—
	5/4/2001	(2)	5,525	—	7.20	5/4/2011	—	—
	12/7/2001	(2)	20,000	—	9.34	12/7/2011	—	—
	6/18/2002	(2)	20,000	—	3.35	6/18/2012	—	—
	8/2/2004	(2)	15,000	—	6.28	8/2/2014	—	—
	12/6/2005	(2)	20,000	—	9.45	12/6/2015	—	—
	12/5/2006	(2)	20,000	—	13.97	12/5/2016	—	—
	12/1/2007	(2)	13,333	6,667	9.50	11/30/2017	3,500	25,200
	9/25/2008	(2)	—	—	—	—	24,600	177,120
	9/17/2009	(2)	—	—	—	—	38,345	276,084
Total			120,358	6,667			66,445	478,404

(1)	Valuation is based on the $7.20 closing price of Gerber’s common stock on April 30, 2010 as reported on the NYSE.

(2)	Stock options granted on these dates generally vest ratably over a three-year period, beginning on the first anniversary of the grant date. Restricted stock granted on these dates vests ratably over a four-year period, beginning on the first anniversary of the grant date, with the exception of the 9/25/2008 grant to Mr. Hancock, which vests ratably over a three-year period, beginning on the first anniversary of the grant date and the 9/17/2009 grant to Mr. Hancock, which vests ratably over a two-year period, beginning on the first anniversary of the grant date.

(3)	This stock option represents a reload stock option granted to Mr. Giles on December 22, 2006 upon his exercise of the original option. This option vested in full on December 22, 2009.

(4)	This stock option represents a reload stock option granted to Mr. Giles on March 16, 2007 upon his exercise of the original option. This option vested in full on March 16, 2010.

(5)	Mr. Elia’s April 25, 2008 stock option and restricted stock grants vested on April 15, 2010.

The following table presents information with respect to the options exercised and stock awards vested during the 2010 fiscal year for the named executive officers.

Fiscal 2010 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares
	Acquired on	Realized on	Acquired on	Value Realized
Name	Exercise (#)	Exercise ($)	Vesting (#)	on Vesting ($)(1)

Marc T. Giles	—	—	19,000	103,265
Michael R. Elia	—	—	23,750	164,863
Thomas P. Finn	—	—	—	—
Rodney Larson	—	—	5,350	27,164
John Hancock	—	—	14,050	82,427

(1)	Value realized is calculated by multiplying the number of shares by the closing price of Gerber’s common stock on the NYSE on the vesting date.

Pension Benefits Table

Gerber maintains a tax-qualified, noncontributory pension plan for all U.S. employees who were hired before May 1, 2004. In addition, to provide additional retirement benefits to some of our more highly paid executives in excess of the compensation limitations and maximum benefit accruals for tax-qualified plans imposed by the Internal Revenue Code, we maintain a nonqualified supplemental employment retirement plan. Benefits under the SERP are also provided by Gerber on a noncontributory basis. Employees hired on or after May 1, 2004 are not eligible to participate in the pension plan or the SERP and are entitled to participate only in the company’s 401(k) plan. Of our named executive officers, Messrs. Giles and Hancock participate in both the qualified plan and the SERP. Messrs. Elia, Finn and Larson, who were hired after May 1, 2004, are not eligible to participate in the qualified plan or the SERP.

For each eligible named executive officer, benefits pursuant to the tax-qualified pension plan are generally based on the executive’s credited years of service and his “final average compensation.” “Final average compensation” is equal to the average of the executive’s base salary for the five consecutive calendar years during the last ten calendar years prior to termination or retirement, whichever occurs first, in which such average was the highest. The maximum annual compensation that can be taken into account for plan purposes, as well as the maximum annual benefit that can be accrued under the plan, is limited by Internal Revenue Service regulations. Benefits are then reduced by an offset for social security benefits. Thus, the formula for calculating the normal retirement pension benefit pursuant to the pension plan is as follows:

final average compensation × years of service × 1.5%

This result is then reduced by the named executive officer’s expected social security benefit, as follows:

social security benefit × years of service × 1.67%

Pension plan benefits are vested after five years of continued service with the company. Each of the named executive officers participating in the pension plan has five years or more of continued service with the company and thus is fully vested under the plan. In addition, pension plan benefits are actuarially reduced for participants who retire on or after age 55 (which constitutes early retirement). Mr. Hancock is the only named executive officer eligible for early retirement pursuant to the pension plan. Upon early retirement, the plan provides that a participant would be entitled to the participant’s accrued benefit under the plan, reduced by 7% for each year (pro rated for months) by which the commencement of benefit payments precedes his normal retirement date. The plan further provides, however, that no actuarial reduction is to be made to the accrued benefits upon early retirement if the employee’s age and years of service total 85. No named executive officer meets this threshold, and thus no such officer may retire early pursuant to the pension plan without a reduction in benefits.

Pursuant to the SERP, each named executive officer who participates is entitled to receive benefits equal to the benefits that would have been accrued under the tax-qualified pension plan if the maximum limitations on compensation that could be considered, and the annual benefit that could be accrued, under that plan did not apply, reduced by the amount of benefit actually accrued under the tax-qualified pension plan. Benefits under the SERP will be paid to each participating officer at the time the officer elects, and in the same form and manner as elected by the officer.

Upon retirement at normal retirement age of 65, or upon disability prior to age 65 (in which case there would be no adjustment for early retirement), each named executive officer generally will be entitled to receive his accrued pension benefits in either (1) monthly payments for the life of the officer, or (2) a lump sum payment (provided that the officer’s vested benefit is at least $5,000 and less than $15,000), as elected by the named executive officer. Beneficiaries may also elect guarantee payments beyond their death for ten years or for the life of their spouse. Such an election results in an actuarially reduced monthly payment. If the benefits payable to a named executive officer do not exceed $5,000, the officer is required to receive such amount in a lump sum payment.

In the event of the named executive officer’s death prior to normal retirement age, if and only if the officer is married at such time, the officer’s spouse is generally entitled to receive a reduced pre-retirement survivor annuity in the amounts set forth in the pension plan.

Gerber froze its tax-qualified, noncontributory pension plan and SERP effective April 30, 2009. As a result, no additional benefit will accrue to any participant, including the participating named executive officers, in either the qualified plan or the SERP. All participants, including the participating named executive officers, will remain eligible to retire early without a reduction in benefit when each participant’s combined age and years of service totals 85.

The table below illustrates the estimated present value of the accumulated benefit under these retirement plans. The value of each plan is designated separately. The calculation assumes that the named executive officer retires at age 65 (including Mr. Hancock, although he is eligible for early retirement), which is the normal retirement age as defined under the pension plan and SERP, and uses compensation levels as of April 30, 2010.

	Fiscal 2010 Pension Benefits Table
		Number		Payments
		of Years	Present Value	During
		Credited	of Accumulated	Last
Name	Plan Name	Service(1)	Benefit(2)	Fiscal Year

Marc T. Giles	Gerber Scientific, Inc. and	9.5
	Participating Subsidiaries Pension Plan		$131,700	—
	Gerber Scientific, Inc. SERP		$297,900	—
John Hancock	Gerber Scientific, Inc. and	12.2
	Participating Subsidiaries Pension Plan		$283,100	—
	Gerber Scientific, Inc. SERP		$115,000	—

(1)	Number of years of credited service is computed as of April 30, 2010. The number of years of credited service for each named executive officer is equal to his actual years of service with Gerber as of April 30,

2010. Gerber does not have a policy of granting extra years of credited service to its named executive officers or other participating employees generally.

(2)	Amounts represent the present value of the accumulated benefit under the qualified plan or SERP, as applicable, as of April 30, 2010. The assumptions used in calculating these amounts are included in Note 13 to Gerber’s fiscal 2010 audited consolidated financial statements included in the annual report to shareholders that accompanies this Proxy Statement.

Potential Payments Upon Termination and Change in Control

Each of Messrs. Giles, Elia, Finn, Larson and Hancock is entitled to receive termination benefits that are not available to our employees generally. These benefits are provided pursuant to (1) our Severance Policy for Senior Officers, as amended by Gerber effective in September 2006, and (2) change in control agreements, as amended by Gerber in August 2007. In addition, our equity plans provide for accelerated or continued vesting of unvested equity awards upon various termination events.

Messrs. Giles, Elia, Finn, Larson and Hancock

Severance Policy for Senior Executives

Pursuant to the severance policy, upon termination of the named executive officer for any reason other than death, disability or retirement or by Gerber for “cause” (as defined under “Change in Control Agreements” immediately below), each such officer is entitled to the following:

•	continuation of base salary, as in effect as of the termination date, for (1) 16 months, in the case of Mr. Giles, or (2) 12 months, in the case of Messrs. Elia, Finn, Larson and Hancock, payable in accordance with Gerber’s normal payroll practices;

•	the pro rata portion (through the date of termination) of the target annual incentive compensation that the officer would have earned if the officer had continued his employment with Gerber through the end of the fiscal year in which the termination occurred, payable at the time such compensation is normally paid and only if the performance goals relating to the compensation are achieved; and

•	continuation of company-paid health (medical and dental) insurance coverage for (1) 16 months, in the case of Mr. Giles, or (2) 12 months, in the case of Messrs. Elia, Finn, Larson and Hancock, and continued life insurance benefits for a period of 30 days following termination.

Notwithstanding the above, if the officer is entitled to payments or benefits pursuant to his change in control agreement, as discussed immediately below, the officer will not be entitled to any payments or benefits pursuant to the severance policy, with the result that the officer may not receive benefits pursuant to both the severance policy and the change in control agreement. In addition, the severance policy provides that if the officer obtains full-time employment with a company that is not a competitor of Gerber, the officer will receive, in lieu of the above benefits, a lump sum payment equal to 50% of the remaining amount of base salary that would have been payable to the officer pursuant to the severance policy. In the event of the officer’s death after termination due to the circumstances described above, the severance policy requires that Gerber pay to the officer’s estate or beneficiary the severance benefits described above, so long as the estate or beneficiary satisfies the conditions that would have been applicable to the officer, as described immediately below.

To receive the foregoing termination benefits, the named executive officer must release Gerber from any and all claims. In addition, Gerber’s obligation to make the above payments, or make available the above benefits, will cease in the event the officer:

•	competes with the business of Gerber;

•	discloses confidential information or data relating to Gerber;

•	appropriates any such information or data for his own benefit;

•	solicits or hires any person who is, or has been in the prior six months, employed by Gerber to leave Gerber;

•	solicits or diverts the business of any customer or client, or any prospective customer or client, of Gerber ;

•	engages in any action that is determined by the Management Development and Compensation Committee to be detrimental to Gerber and its shareholders; or

•	is engaged in full-time employment, except as described above regarding employment with a company that is not a competitor of Gerber.

Change in Control Agreements

Pursuant to change in control agreements entered into with each of Messrs. Giles, Larson and Hancock in August 2007, Mr. Elia in April 2008, and Mr. Finn in February, 2010, each officer is entitled to the following upon termination of employment with Gerber occurring within two years of a “change in control,” unless such termination is a result of death, disability, retirement, termination by the executive for other than “good reason” or by Gerber for “cause” (each term as generally defined below):

•	a lump sum severance payment equal to (1) three times the sum of his base salary and “annual incentive bonus payment in effect as of the termination date,” in the case of Mr. Giles, or (2) 2.5 times the sum of his base salary and annual incentive bonus payment in effect as of the termination date, in the case of each of Messrs. Elia, Finn, Larson and Hancock;

•	a lump sum cash payment equal to (1) 36 monthly payments, in the case of Mr. Giles, or (2) 30 monthly payments, in the case of each of Messrs. Elia, Finn, Larson and Hancock, that would have been paid by Gerber for the cost of all life insurance, health (medical and dental), accidental death and dismemberment, and disability plans in which the executive was entitled to participate immediately prior to the date of termination; and

•	acceleration and full vesting of all unvested stock awards.

For purposes of the above severance payment, “annual incentive bonus payment in effect as of the termination date” means the target amount of the annual incentive bonus payment for the year in which the notice of termination is given.

Upon the executive’s termination for death, disability, retirement, for other than good reason or by Gerber for cause, the executive is not entitled to any termination or severance benefits under the change in control agreement. The executive will be entitled, however, to any applicable acceleration of outstanding equity awards, as described immediately below under “Equity Plans.”

In exchange for the above payments or benefits, pursuant to the change in control agreements, each officer has agreed that in the event of a “potential change in control” (as generally defined below), the officer will not voluntarily terminate his employment with Gerber until the earlier to occur of (1) six months after the occurrence of the potential change in control, or (2) the occurrence of a change in control of Gerber.

In addition, as a condition of receipt of the above termination benefits, the executive must sign a general release in favor of Gerber which releases Gerber from all future claims, as well as certifies the executive’s agreement to be bound by the confidentiality and non-compete provisions required by the agreement for a period of one year following termination. Severance payments and other benefits under the change in control agreements will not be deferred or withheld on the basis of an asserted violation of the confidentiality provision.

Gerber has agreed to require any successor to its business expressly to assume the company’s obligations under the severance agreements. If any such successor to Gerber does not agree to assume the severance obligations and related payments, the executive is entitled to compensation from Gerber in the same amount and on the same terms as he would be entitled under the severance agreements in the event of termination without cause or termination for good reason following a change in control.

Pursuant to the severance agreements, the following terms have the meanings indicated below:

“Good reason” is generally defined to mean any of the following events:

•	a material diminution in the nature and scope of the executive’s authority, duties or responsibilities from those applicable immediately prior to the change in control;

•	a reduction in the executive’s base salary from that provided immediately prior to the change in control;

•	a diminution in the executive’s eligibility to participate in compensation plans and employee benefits and perquisites which provided opportunities to receive overall compensation and benefits and perquisites from the greater of:

•	the opportunities provided by Gerber for executives with comparable duties; or

•	the opportunities under any such plans and perquisites under which the executive was participating immediately prior to the change in control;

•	a change in the location of the executive’s principal place of employment by more than 50 miles from the location applicable immediately prior to the change in control;

•	a significant increase in the executive’s frequency or duration of business travel; or

•	a reasonable determination by the Board that, as a result of the change in control and change in circumstances thereafter significantly affecting the executive’s position, the executive is unable to exercise the authority, powers, functions or duties applicable to his position immediately prior to the change in control.

“Change in control” is generally defined to mean any of the following events:

•	Gerber merges or consolidates with another entity resulting in less than 50% ownership, or Gerber sells or otherwise disposes of all or substantially all of its assets;

•	the shareholders of Gerber adopt a plan of liquidation of the company;

•	any person generally becomes the beneficial owner of 30% or more of Gerber’s voting securities; or

•	as a result of any tender or exchange offer, merger or disposition of all or substantially all of Gerber’s assets, the Directors of Gerber as of the date of the severance agreements cease to constitute a majority of the Board (with an exception for Directors whose appointment or nomination for election was subsequently approved by three-fourths of the Directors serving on the Board as of the date of the severance agreements).

“Potential change in control” is generally defined to mean any of the following events:

•	the entry by Gerber into an agreement, the consummation of which would result in the occurrence of a change in control;

•	the public announcement by any person of an intention to take actions which, if consummated, would constitute a change in control; or

•	the adoption by the Board of a resolution to the effect that, for purposes of the severance agreements, a change in control has occurred.

“Cause” is generally defined to mean the willful and continued failure by the executive to substantially perform his duties with Gerber, or the willful engagement by the executive in conduct that is demonstrably and materially injurious to Gerber, monetarily or otherwise.

Equity Plans

Each of Messrs. Giles, Elia, Finn, Larson and Hancock holds outstanding unvested stock options or restricted stock awards that are subject to acceleration upon the termination events described immediately below. These outstanding awards were issued pursuant to our 2006 Omnibus Incentive Plan.

Under these plans, outstanding unvested stock options and shares of restricted stock held by the executives will accelerate and vest in full upon the executive’s termination due to death or disability, or upon a change in control of Gerber.

Estimated Payments

The table below sets forth the estimated payments to each of Messrs. Giles, Elia, Finn, Larson and Hancock upon the termination events described immediately above. The estimated payments are based on the assumption that the termination event occurred on April 30, 2010, the last day of our most recently completed fiscal year, and the stock price of our common stock was $7.20, which was the closing price of our common stock as reported on the NYSE on April 30, 2010. The estimates below are based on these assumptions, as required by SEC rules, while the actual amounts to be paid to each officer will be determinable only upon the occurrence of the actual termination event. In addition, the amounts set forth in the table below do not include any other payments that are available to our employees generally on a non-discriminatory basis or otherwise due and owing to the executive through the date of termination.

Named		Change in Control
Executive Officer	Severance Policy($)(1)	Agreements($)(2)

Marc T. Giles	820,471	4,538,385
Michael R. Elia	363,787	1,936,185
Thomas P. Finn	354,542	1,675,391
Rodney Larson	276,602	1,406,089
John Hancock	294,759	1,571,587

(1)	Amounts calculated based on each executive’s base salary as of April 30, 2010, or $800,000 ($600,000 times 1.33 years) for Mr. Giles, $350,000 for Mr. Elia, $340,000 for Mr. Finn, $255,000 for Mr. Larson and $285,000 for Mr. Hancock. Amounts include continuation of health (medical and dental) and life insurance benefits for the periods described under “Severance Policy for Senior Executives” above as follows: $20,471 for Mr. Giles; $13,787 for Mr. Elia; $14,542 for Mr. Finn; $21,602 for Mr. Larson; and $9,759 for Mr. Hancock. In accordance with the severance policy, amounts do not include any pro rata bonus payments because the performance goals relating to the bonus payments were not achieved for fiscal 2010.

(2)	Represents amounts to be provided pursuant to each executive’s change in control agreement. Amounts include the following: (a) a lump sum severance payment, calculated based on each executive’s base salary plus annual incentive bonus payment in effect as of April 30, 2010, or $3,150,000 ($1,050,000 times three years) for Mr. Giles, $1,400,000 ($560,000 times 2.5 years) for Mr. Elia, $1,275,000 ($510,000 times 2.5 years) for Mr. Finn, $956,250 ($382,500 times 2.5 years) for Mr. Larson and $1,068,750 ($427,500 times 2.5 years) for Mr. Hancock; (b) a lump sum payment equal to $46,103 for Mr. Giles, $34,503 for Mr. Elia, $36,391 for Mr. Finn, $54,041 for Mr. Larson and $24,433 for Mr. Hancock, reflecting the amount Gerber would have paid for the cost of all life insurance, health (medical and dental), accidental death and dismemberment and disability plans in which the executive was entitled to participate as of April 30, 2010; and (c) the acceleration of all unvested stock option and restricted stock awards held by each officer as of April 30, 2010, as follows: $1,342,282 for Mr. Giles; $501,682 for Mr. Elia; $364,000 for Mr. Finn; $395,798 for Mr. Larson; and $478,404 for Mr. Hancock. For stock option awards, amounts calculated are based on the difference between the option’s exercise price and the fair market value of our common stock on April 30, 2010, or $7.20 per share, multiplied by the number of shares. For restricted stock awards, the amount calculated is based on the number of shares multiplied by the fair market value of our common stock on April 30, 2010. For purposes of these equity acceleration estimates, we have not included outstanding unvested out-of-the-money stock option awards pursuant to which the exercise price of the option exceeded the fair market value of our common stock on April 30, 2010. For additional information about these awards, see the “Fiscal 2010 Outstanding Equity Awards at Fiscal Year-End Table” above.

Compensation Committee Interlocks and Insider Participation

Throughout fiscal 2010, John R. Lord served as Chair and Edward G. Jepsen, Carole F. St. Mark and W. Jerry Vereen served as members of the Management Development and Compensation Committee. No member of the Committee during fiscal 2010 is or was an officer or other employee of Gerber or any of its subsidiaries. No executive officer of Gerber or any of its subsidiaries served as a member of the compensation committee, or committee performing similar functions, or board of directors of any other entity which had an executive officer serving as a member of Gerber’s Board or Management Development and Compensation Committee during fiscal 2010.

Transactions with Related Persons

The Board has vested in the Audit and Finance Committee the responsibility for reviewing and approving Gerber’s transactions in which a Director, nominee for Director, executive officer, greater than 5% shareholder, or an immediate family member of any of the foregoing persons has a direct or indirect material interest, as well as any other material related-party transactions. Transactions involving executive compensation are subject to oversight and approval by the Management Development and Compensation Committee. The Nominating and Corporate Governance Committee is charged with considering questions of possible conflicts of interest of Board members and Gerber’s executive officers.

In reviewing a related-party transaction, the Audit and Finance Committee will, after reviewing all material information regarding the transaction, take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Equity Compensation Plan Information

The table below provides information relating to Gerber’s equity compensation plans as of April 30, 2010. As of that date, the Gerber Scientific, Inc. 2006 Omnibus Incentive Plan and the Agreement for Deferment of Director Fees were the two equity compensation plans that were in effect pursuant to which Gerber may make future awards. In addition, options to purchase common stock and restricted stock awards remained outstanding as of that date under the Gerber Scientific, Inc. 1992 Employee Stock Plan, the Gerber Scientific, Inc. 1992 Non-Employee Director Stock Option Plan and the Gerber Scientific, Inc. 2003 Employee Stock Option Plan. All of the foregoing plans were approved by Gerber’s shareholders.

Number of Securities
Remaining Available
for Future Issuance
	Number of Securities			Under Equity
	to be Issued Upon the		Weighted-Average	Compensation Plans
	Exercise of Outstanding		Exercise Price of	(Excluding Securities
	Options, Warrants and		Outstanding Options,	Reflected in
Plan Category	Rights (#)		Warrants and Rights ($)	Column(a)) (#)
	(a)		(b)	(c)

Equity compensation plans approved by security holders	2,028,000	(1)	9.41	1,647,745	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	2,028,000		9.41	1,647,745

(1)	Excludes 1,252,000 shares of restricted stock outstanding under the Gerber Scientific, Inc. 2006 Omnibus Incentive Plan as of April 30, 2010.

(2)	Represents 1,647,745 shares of common stock remaining available for issuance pursuant to future awards under the Gerber Scientific, Inc. 2006 Omnibus Incentive Plan. Up to 1,647,745 of the shares of common stock remaining available for issuance pursuant to future awards under this plan may be issued pursuant to awards other than upon the exercise of an option, warrant or right.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee of the Board currently consists of five members: Edward G. Jepsen, who serves as Chair, Randall D. Ledford, John R. Lord, Javier Perez and W. Jerry Vereen. The Board has determined that each member of the Committee is “independent” under the rules of the New York Stock Exchange as currently in effect. In accordance with such rules, the Board also has determined that each of the Committee members is financially literate, as such qualification has been interpreted by the Board in its business judgment. In addition, the Board has determined that Edward G. Jepsen has accounting or related financial management expertise as required by such rules, and qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

The Committee operates under a written charter. The Committee reviews and evaluates its charter at least annually and reports and makes recommendations to the Board with respect to any amendments or modifications of the charter. The charter was last amended in March 2008 to address legislative and regulatory requirements.

Management is responsible for Gerber’s financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and the design and operation of Gerber’s system of internal control over financial reporting and procedures to ensure compliance with accounting standards and applicable laws and regulations. Gerber’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an independent integrated audit of Gerber’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report on such financial statements and internal control. The Committee’s responsibility is, in an oversight role, to monitor, oversee and review these processes.

In connection with the Committee’s responsibilities, the Committee reviewed Gerber’s audited financial statements for the fiscal year ended April 30, 2010 and discussed these financial statements and the assessment of internal control over financial reporting with Gerber’s management and the independent registered public accounting firm.

The Committee also reviewed and discussed with Gerber’s independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU § 380), as adopted by the Public Company Accounting Oversight Board.

The Committee discussed with PwC the matters required to be discussed by the New York Stock Exchange, the Securities and Exchange Commission, the Public Company Accounting Oversight Board (United States) and the American Institute of Certified Public Accountants.

Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) requires independent registered public accounting firms to disclose annually in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. The Committee received from PwC the written disclosures and the letter required by Independence Standards Board Standard No. 1 concerning PwC’s independence. The Committee discussed with PwC the independence of such firm, a discussion that encompassed, among other matters, whether PwC’s provision of non-audit-related services to Gerber is compatible with maintaining the firm’s independence.

Based upon the reviews and discussions with management and PwC referred to above, and the receipt of an unqualified opinion from PwC dated June 30, 2010, the Committee recommended to the Board that the financial statements be included in Gerber’s Annual Report on Form 10-K for the fiscal year ended April 30, 2010 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Audit and Finance Committee

Edward G. Jepsen (Chair)
Randall D. Ledford
John R. Lord
Javier Perez
W. Jerry Vereen

AGENDA ITEM 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As proposal 2 for the Annual Meeting, shareholders are asked to consider and vote upon the ratification of the appointment of PricewaterhouseCoopers LLP, or “PwC,” as Gerber’s independent registered public accounting firm for fiscal 2011. PwC served as Gerber’s independent registered public accounting firm for fiscal 2010 and has been appointed as Gerber’s independent registered public accounting firm for fiscal 2011. The Board is submitting this appointment for shareholder ratification at the Annual Meeting. Representatives of PwC are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

Our governing documents do not require that the shareholders ratify the appointment of PwC as our independent registered public accounting firm. We are seeking ratification because we believe it is a good corporate governance practice. If our shareholders do not ratify the appointment, the Audit and Finance Committee will reconsider whether to retain PwC, but may retain PwC as Gerber’s independent registered public accounting firm. Even if the appointment is ratified, the Audit and Finance Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of Gerber and its shareholders.

The Board unanimously recommends a vote FOR approval of the ratification of the appointment of PricewaterhouseCoopers LLP as Gerber’s independent registered public accounting firm for the 2011 fiscal year.

Fees

The following table sets forth the aggregate fees for services rendered by PwC to Gerber for the 2010 and 2009 fiscal years:

	2010	2009

Audit Fees	$1,634,005	$2,251,455
Audit-Related Fees	30,000	—
Tax Fees	189,575	185,913
All Other Fees	6,060	7,500

Total	$1,859,640	$2,444,868

The Audit and Finance Committee of the Board has considered whether the services provided by PwC, other than audit services, were compatible with maintaining PwC’s independence.

Audit Fees.  The audit fees shown above were incurred principally for services rendered in connection with the audit of Gerber’s consolidated financial statements and internal control over financial reporting and associated filings with the SEC and other U.S. and foreign regulatory agencies.

Audit-Related Fees.  Audit-related fees include fees incurred for assurance and related services that are traditionally performed by independent registered public accounting firms. The audit-related fees shown above for fiscal 2010 were incurred in connection with the filing of a registration statement on Form S-3 with the SEC and certain asset disposition procedures.

Tax Fees.  Tax fees include services performed by the tax departments of PwC, except those services related to audits. The tax service fees shown above were incurred in connection with assistance in the preparation of certain of Gerber’s international subsidiary tax returns and corporate tax planning and advisory services.

All Other Fees.  All other fees shown above primarily represent licensing fees for the use of proprietary software of PwC.

Pre-Approval Policy

The Audit and Finance Committee pre-approves all audit and permissible non-audit services provided by Gerber’s independent registered public accounting firm. Non-audit services include audit-related, tax and other services.

The Audit and Finance Committee has established a policy that provides for the general pre-approval of specific types of services. Pre-approval under this policy is generally provided for up to one year, is detailed as to the particular services or categories of services that are pre-approved, and specifies fee limits for each service or category of service. The independent registered public accounting firm and management are required to report periodically to the Audit and Finance Committee regarding the services provided by, and fees payable to, the independent registered public accounting firm in accordance with this pre-approval.

During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the general pre-approval. In those instances, the pre-approval policy requires specific pre-approval of the additional services before such firm is engaged to perform the services. In accordance with the policy, the Audit and Finance Committee has delegated to its Chair the authority to address any requests for pre-approval of services between Committee meetings. The Chair must report any pre-approval decisions to the Audit and Finance Committee at its next scheduled meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Gerber’s Directors, officers and persons who beneficially own more than 10% of the common stock to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Gerber. The reporting persons are required by rules of the SEC to furnish Gerber with copies of all Section 16(a) reports they file. Based solely upon a review of Section 16(a) reports furnished to Gerber for fiscal 2010, or written representations that no other reports were required, Gerber believes that, except as described below, Gerber’s Section 16(a) reporting persons complied with all filing requirements for fiscal 2010. In fiscal 2010, due to administrative oversights, Marc Giles, a Director and executive officer of the company, and Thomas Finn, an executive officer of the company, each filed late one report with respect to one transaction and Javier Perez, a Director of the company, filed late one report with respect to one transaction.

SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2011

Inclusion in 2011 Proxy Statement.  Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, shareholder proposals for inclusion in our proxy statement for Gerber’s Annual Meeting of Shareholders in 2011 must be received by the Corporate Secretary of Gerber at 83 Gerber Road West, South Windsor, Connecticut 06074, no later than April 22, 2011. The submission by a shareholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC pursuant to Rule 14a-8.

Presentation at Annual Meeting.  Under Gerber’s bylaws, a shareholder wishing to bring business before the shareholders at any Annual Meeting of Shareholders which is not included in our proxy statement must comply with specific notice requirements. To be timely, the shareholder’s written notice must be delivered to the Corporate Secretary of Gerber at 83 Gerber Road West, South Windsor, Connecticut 06074 not later than the 90th day, nor earlier than the 120th day, before the first anniversary of the preceding year’s Annual Meeting, except that if the date of the Annual Meeting is more than 30 days before or more than 70 days after such anniversary date, the shareholder’s notice must be delivered not earlier than the 120th day before such Annual Meeting and not later than the later of the 90th day before such Annual Meeting or the tenth day following the day on which public announcement of the date of such Annual Meeting is first made by Gerber. To be in proper form, a shareholder making nominations for election to the Board must include in the notice to the Corporate Secretary, as to each person whom the shareholder proposes to nominate, all information about the proposed nominee that is required in the solicitation of proxies in an election contest or otherwise required pursuant to Section 14(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, as well as such person’s written consent to serving if elected. With respect to any other business the shareholder proposes to bring before the Annual Meeting, the notice must include disclosure about the reasons for the proposal and any interest that the shareholder has in the proposal. The notice must also include information about the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, including, among other information:

•	the name and address of such persons;

•	the class or series and number of shares of Gerber’s capital stock which are owned beneficially and of record by such persons;

•	a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among the shareholder, any such beneficial owner, and their respective affiliates or associates or others acting in concert with such persons;

•	a description of any agreement, arrangement or understanding (including any derivative, hedging, or similar position, transaction or activity) that has been entered into by or on behalf of the shareholder and beneficial owner the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such shareholder or beneficial owner, with respect to Gerber’s shares of stock;

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to propose such business or nomination; and

•	a representation as to whether such persons intend or are part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of Gerber’s capital stock required to approve the proposal or elect the nominee, or to otherwise solicit proxies or votes.

The foregoing notice requirements will be deemed satisfied by a shareholder with respect to business other than nomination of Directors if the shareholder has notified Gerber of the shareholder’s intention to present a proposal at the Annual Meeting in compliance with applicable rules and regulations promulgated under the Securities Exchange Act and such shareholder’s proposal has been included in a proxy statement that has been prepared by Gerber to solicit proxies for the Annual Meeting. The foregoing provisions of Gerber’s bylaws concerning notice of proposals by shareholders are not intended to affect any rights of shareholders to require inclusion of proposals in Gerber’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act.

OTHER MATTERS

To the extent that this Proxy Statement is incorporated by reference into any other filing by Gerber under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Management Development and Compensation Committee Report” and “Report of the Audit and Finance Committee,” to the extent permitted by the rules of the SEC, will not be deemed incorporated in such a filing, unless specifically provided otherwise in the filing.

Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. The Board is not aware of any other matters that are likely to be brought before the Annual Meeting. If other matters are properly brought before the Annual Meeting, including a proposal to adjourn the Annual Meeting to permit the solicitation of additional proxies in the event that one or more proposals have not been approved by a sufficient number of votes at the time of the Annual Meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

By Order of the Board of Directors,

William V. Grickis, Jr.
Secretary

South Windsor, Connecticut
Dated: August 19, 2010

APPENDIX A

GERBER SCIENTIFIC, INC.

83 GERBER ROAD
SOUTH WINDSOR, CONNECTICUT 06074

Directions to Corporate Headquarters of Gerber Scientific, Inc.

From New York City and Southern Connecticut

Follow I-95 or Hutchinson River Pkwy/Merritt Pkwy north to I-91. Continue north on I-91. As you approach Hartford, exit to the right onto I-84 East (Exit 29). Follow I-84 East to Exit 64/65. Stay in far left lane. At end of ramp turn left. Move immediately into right lane. At second light (not including the light at the end of the exit ramp), turn right onto Kelly Road. Follow Kelly Road past Holiday Inn Express. Turn left onto Gerber Road. Follow signs for parking.

From Massachusetts

Follow Interstate 90 to Interstate 84. Follow I-84 South/West into Connecticut to Exit 64. Turn left off ramp onto Kelly Road. Turn left onto Gerber Road. Follow signs for parking.

From New York State and Western Connecticut

Follow Routes 44/202, 7 or 8 to Interstate 84 East. Continue on I-84 East through Hartford to Exit 64/65. Stay in far left lane. At end of ramp turn left. Move immediately into right lane. At second light (not including the light at the end of the exit ramp), turn right onto Kelly Road. Follow Kelly Road past Holiday Inn Express. Turn left onto Gerber Road. Follow signs for parking.

GERBER SCIENTIFIC, INC. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on the day before the meeting date. Vote by Internet Log on to the Internet and go to http://proxy.georgeson.com/ Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-877-456-7915 within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 1234 5678 9012 345 Annual Meeting Proxy Card 1234 5678 9012 345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The “BOARD” of Directors recommends a vote FOR each of the director nominees in Proposal 1 and FOR Proposal 2. 1. Election of Directors: 01 — Donald P. Aiken 02 — Marc T. Giles 03 - Edward G. Jepsen 04 — Randall D. Ledford 05 — John R. Lord 06 — James A. Mitarotonda 07 — Javier Perez 08 — Carole F. St. Mark 09 — W. Jerry Vereen. For Against Abstain 2. PROPOSAL TO RATIFY the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please date and sign exactly as name(s) appear on Proxy. Joint owners should both sign. Executors, Administrators, Trustees, etc. should so indicate when signing. Corporations should show full corporate name and title of signing officer. Partnerships should show full partnership name and be signed by an authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be Held on September 23, 2010: The Proxy Statement and our 2010 Annual Report to Shareholders are available at www.gerberscientific.com/investors/annuals.htm 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — GERBER SCIENTIFIC, INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON THURSDAY, SEPTEMBER 23, 2010 The undersigned shareholder(s) of Gerber Scientific, Inc. hereby appoint(s) Marc T. Giles and William V. Grickis, Jr., and each of them, with full and individual power of substitution, proxies and attorneys, and hereby authorize(s) them to represent and to vote all shares of Common Stock of Gerber Scientific, Inc. which the undersigned shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders of Gerber Scientific, Inc., to be held at the Corporate Headquarters of Gerber Scientific, Inc., 83 Gerber Road West, South Windsor, Connecticut 06074, on Thursday, September 23, 2010 at 2:30 p.m., local time, and any adjournment or postponement thereof, as indicated on the reverse side, with all powers which the undersigned shareholder(s) would possess if personally present. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). Unless otherwise specified, this Proxy will be voted “FOR” proposals 1 and 2. The undersigned further authorizes such proxies to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof. The undersigned shareholder(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated August 19, 2010. (TO BE SIGNED, DATED AND VOTED ON REVERSE SIDE.)